REDEMPTION AGREEMENT

by and between

ENERGY TRANSFER PARTNERS, L.P.

and

CCE HOLDINGS, LLC

Dated as of

September 14, 2006

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ETP                  31
Section 4.1 Corporate Organization; Qualification                                31
Section 4.2  Authority Relative to this Agreement                                32
Section 4.3  50% CCE Interest                                            32
Section 4.4 Consents and Approvals             32
Section 4.5 No Conflict or Violation                                                33
Section 4.6 Litigation                                                        33
Section 4.7 Availability of Funds                                                    33
Section 4.8 Brokerage and Finders’ Fees                                                33
Section 4.9 Investment Representations.                                                33
Section 4.10 No Other Representations or Warranties                                          34

ARTICLE V COVENANTS OF THE PARTIES                                                34
Section 5.1 Conduct of Business.                                                    34
Section 5.2 Access to Properties and Records.                                            37
Section 5.3 Consents and Approvals.                                                   38
Section 5.4 Further Assurances                                                        39
Section 5.5 Employee Matters.                                                        39
Section 5.6 Tax Covenants.                                                        45
Section 5.7 Control of Administrative and Regulatory Proceedings                                50
Section 5.8 Maintenance of Insurance Policies.                                            50
Section 5.9 Preservation of Records                                                    51
Section 5.10 Public Statements                                                        51
Section 5.11 Assignment of Trademarks.                                                    52
Section 5.12 Commercially Reasonable Efforts                                                52
Section 5.13 Financial Statements; Financial Records of CCE.                                        52
Section 5.14 Covenants Regarding the 50% CCE Interest.                                        54
Section 5.15 No-Hire/Non-Solicitation54
Section 5.16 CCE Executive Committee55
Section 5.17 Directors’ and Officers’ Indemnification55
Section 5.18 TPC Notes55

ARTICLE VI CONDITIONS55
Section 6.1 Mutual Conditions to the Closing55
Section 6.2 ETP’s Conditions to the Closing56
Section 6.3 CCE’s Conditions to the Closing57

ARTICLE VII TERMINATION AND ABANDONMENT58
Section 7.1 Termination58
Section 7.2 Effect of Termination59

ARTICLE VIII SURVIVAL; INDEMNIFICATION59
Section 8.1 Survival.59
Section 8.2 Indemnification.60
Section 8.3 Calculation of Damages63
Section 8.4 Procedures for Third-Party Claims.63
Section 8.5 Procedures for Inter-Party Claims64

ARTICLE IX MISCELLANEOUS PROVISIONS64
Section 9.1 Interpretation64
Section 9.2 Disclosure Letters65

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Section 9.3 Payments65
Section 9.4 Expenses65
Section 9.5 Choice of Law65
Section 9.6 Assignment65
Section 9.7 Notices65
Section 9.8 Consent to Jurisdiction67
Section 9.9 No Right of Setoff67
Section 9.10 Time is of the Essence67
Section 9.11 Specific Performance67
Section 9.12 Entire Agreement67
Section 9.13 Third Party Beneficiaries67
Section 9.14 Counterparts68
Section 9.15 Severability68
Section 9.16 Headings68
Section 9.17 Waiver68
Section 9.18 Amendment68

EXHIBITS
A CCE Disclosure Letter
B Terms of TPC Transition Services Agreement
C Form of Second Amended and Restated LLC Agreement
D Resolutions of CCE Executive Committee

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REDEMPTION AGREEMENT

This REDEMPTION AGREEMENT, dated as of September 14, 2006 (this “Agreement”), is made and entered into by and between Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), and CCE Holdings, LLC, a Delaware limited liability company (“CCE”).

W I T N E S S E T H:

WHEREAS, CCE, through its subsidiaries, owns and operates a network of natural gas pipelines and is engaged in the business of the interstate transportation of natural gas;

WHEREAS, an indirect Subsidiary of CCE owns all of the issued and outstanding membership interests of Transwestern Pipeline Company, LLC, a Delaware limited liability company (“TPC”);

WHEREAS, EFS-PA, LLC, a Delaware limited liability company, CDPQ Investments (U.S.) Inc., a Delaware corporation, Lake Bluff Inc., a Delaware corporation, Merrill Lynch Ventures, L.P. 2001, a Delaware limited partnership, and Kings Road Holdings I LLC, a Delaware limited liability company (collectively, the “Other CCE Owners”) own Class B membership interests in CCE that collectively represent 50% of the outstanding membership interests in CCE (the “50% CCE Interest”);

WHEREAS, concurrently with the execution and delivery of this Agreement, ETP has entered into a Purchase and Sale Agreement, dated as of September 14, 2006, with the Other CCE Owners pursuant to which ETP has agreed, subject to the terms and conditions thereof, to purchase the 50% CCE Interest from the Other CCE Owners (the “CCE Acquisition Agreement”);

WHEREAS, subject to the terms and conditions of this Agreement, CCE desires to redeem the 50% CCE Interest that ETP proposes to acquire pursuant to the CCE Acquisition Agreement by transferring to ETP all of the membership interests in TPC (the “TPC Interests”) as a redemption payment;

WHEREAS, in connection with CCE’s redemption of the 50% CCE Interest to be owned by ETP, CCE intends to cause (i) CrossCountry Energy, LLC, a Delaware limited liability company that is wholly-owned by CCE (“CC Energy”), or one of its affiliates, to borrow from lenders that are not Affiliates of CCE an amount sufficient to enable CC Energy or such affiliate, after paying expenses related to the incurrence of such debt, to contribute to TW Holdings an amount necessary to repay all of the outstanding TW Holdings Debt (the “TW Debt Payoff Amount”) plus the Cash Redemption Amount (as defined in Section 1.1 hereof) (the “CC Energy Debt Proceeds Amount”), (ii) CC Energy to contribute the TW Debt Payoff Amount to Transwestern Holding Company, LLC, a Delaware limited liability company that is wholly-owned by CC Energy (“TW Holdings”), and (iii) cause TW Holdings to repay all of its existing debt, in each case prior to the redemption of the 50% CCE Interest, described in the preceding recital;

WHEREAS, each of the Boards of Directors or other governing body of each of CCE and ETP has approved, and deems it advisable and in the best interests of their respective shareholders, partners and members to consummate the transactions contemplated by, this Agreement upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, CCE and ETP, intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Specific Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action” shall mean any administrative, regulatory, judicial or other formal proceeding, action, Claim, suit, investigation or inquiry by or before any Governmental Authority, arbitrator or mediator.

”Adjustment Amount” shall mean $14,400,000.

“Affected Employees” shall mean the TPC Employees on the Closing Date, including Transferring Shared Service Employees who become TPC Employees on the date immediately prior to the Closing Date pursuant to the provisions of Section 5.5(g).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” shall mean this Redemption Agreement, together with the CCE Disclosure Letter and the Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

“Applicable Law” shall mean any statute, law, ordinance, executive order, rule or regulation (including a regulation that has been formally promulgated in a rule-making proceeding but, pending final adoption, is in proposed or temporary form having the force of law); guideline or notice having the force of law; or approval, permit, license, franchise, judgment, order, decree, injunction or writ of any Governmental Authority applicable to a specified Person or specified property, as in effect from time to time.

“Auditor” shall have the meaning set forth in Section 2.4(b).

“Base Compensation” shall have the meaning set forth in Section 5.5(f).

“Base Debt Amount” shall mean $520,000,000.

“Base Pro Forma Net Working Capital Amount” shall mean zero dollars.

“Benefit Programs or Agreements” shall have the meaning set forth in Section 3.12(b).

“Burdensome Condition” shall have the meaning set forth in Section 5.3(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

“Cap Amount” shall have the meaning set forth in Section 8.2(d).

“Cash Flow” shall have the meaning set forth in the Second Amended and Restated LLC Agreement, calculated without duplication on a combined basis for CCE and its Subsidiaries.

“Cash Redemption Amount” shall have the meaning set forth in Section 2.3(d)(iv) hereof.

“Casualty Insurance Claims” shall have the meaning set forth in Section 5.9(a).

“CC Energy” shall have the meaning set forth in the Recitals to this Agreement.

“CC Energy Debt Proceeds Amount” shall have the meaning set forth in the Recitals to this Agreement.

“CCE” shall have the meaning set forth in the Recitals to this Agreement.

“CCEA LLC” shall mean CCE Acquisition LLC, a Delaware limited liability company.

“CCEA Corp.” shall mean CCEA Corp., a Delaware corporation.

“CCE Acquisition” shall mean the acquisition of the 50% CCE Interest from the Other CCE Owners pursuant to the terms and conditions of the CCE Acquisition Agreement.

“CCE Acquisition Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“CCE Adjustment” shall have the meaning set forth in Section 2.4(c).

“CCE Annual Financial Statements” shall mean the audited balance sheets at December 31, 2004 and 2005 and the statements of income, statements of members’ equity and statements of cash flow of CCE for the years ended December 31, 2004 and 2005.

“CCE Cash Flow Amount” shall mean the amount of Cash Flow of CCE for the period from the date of the CCE Acquisition until the Closing Date (for purposes of this definition of CCE Cash Flow Amount, the CCE Cash Flow Amount shall be deemed to include without duplication the amount of Citrus Corp. cash dividends paid after the Closing Date but relating to any portion of the period from the date of the CCE Acquisition until the Closing Date; provided, however, that if no dividends are paid by Citrus Corp. relating to such period, then the CCE Cash Flow Amount shall be deemed to include without duplication 50% (i.e., CCE’s share) of Citrus Corp. net income for such period).

“CCE Defined Contribution Plan” shall have the meaning set forth in Section 5.5(i).

“CCE Disclosure Letter” means the letter dated September 14, 2006 from CCE to ETP in the form attached as Exhibit A to this Agreement.

“CCE FAS 106 Report” shall mean the Southern Union Company Postretirement Medical and Death Benefits for CrossCountry Energy Employees Application of Statement of Financial Accounting Standards Nos. 106 and 132(R) to the Fiscal Year Ending December 31, 2005.

“CCE Financial Statements” means the CCE Annual Financial Statements, the CCE Six Month Interim Financial Statements, the CCE Nine Month Interim Financial Statements and the CCE 2006 Financial Statements.

“CCE Flex Plans” shall have the meaning set forth in Section 5.5(h).

“CCE Indemnified Parties” shall have the meaning set forth in Section 8.2(b).

“CCE Medicare Eligible SPD” shall mean the Summary Plan Description Options PPO Plan for CrossCountry Energy (Medicare Eligible Retired Employees).

“CCE Nine Month Interim Financial Statements” shall mean the unaudited balance sheets, statements of income, statements of members’ equity and statements of cash flow for CCE as of, and for the nine months ended, September 30, 2005 and 2006.

“CCE Six Month Interim Financial Statements” shall mean the unaudited balance sheets, statements of income, statements of members’ equity and statements of cash flow for CCE as of, and for the six months ended, June 30, 2005 and 2006.

“CCE LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of CCE, dated as of November 5, 2004, as amended by the First Amendment thereto, dated as of December 2, 2004.

“CCE Returns” shall have the meaning set forth in Section 5.6(a)(i).

“CCE Stub Period Income Statements” means the unaudited income statements for CCE for the three months ended December 31, 2005 and for the one month periods ended December 31, 2004 and 2005.

“CCE S-X Financial Statements” shall mean the CCE Financial Statements, as modified pursuant to the provisions of Section 5.13(b).

“CCE Under Age 65 SPD” shall mean the Summary Plan Description Options PPO Plan for CrossCountry Energy (Retired Employees under age 65).

“CCE 2006 Financial Statements” shall mean the audited balance sheet, statement of income, statement of members’ equity and statement of cash flow of CCE as of, and for the year ended, December 31, 2006.

“CCES” shall mean CrossCountry Energy Services, LLC.

“Citrus” shall mean CrossCountry Citrus, LLC, a Delaware limited liability company.

“Citrus S-X Financial Statements” shall mean the Citrus Financial Statements, as modified pursuant to the provisions of Section 5.13(b).

“Citrus 2006 Financial Statements” shall mean the audited balance sheet, statement of income, statement of member’s equity and statement of cash flow of Citrus as of, and for the year ended, December 31, 2006.

“Citrus Annual Financial Statements” shall mean the audited balance sheets at December 31, 2004 and 2005 and the statements of income, statements of member’s equity and statements of cash flow of Citrus for the years ended December 31, 2004 and 2005.

“Citrus Financial Statements” means the Citrus Annual Financial Statements, the Citrus Six Month Interim Financial Statements, the Citrus Nine Month Interim Financial Statements, and the Citrus 2006 Financial Statements.

“Citrus Nine Month Interim Financial Statements” shall mean the unaudited balance sheets, statements of income, statements of member’s equity and statements of cash flow for Citrus as of, and for the nine months ended, September 30, 2005 and 2006.

“Citrus Six Month Interim Financial Statements” shall mean the unaudited balance sheets, statements of income, statements of member’s equity and statements of cash flow for Citrus as of, and for the six months ended, June 30, 2005 and 2006.

“Citrus Stub Period Income Statements” means the unaudited income statements for Citrus for the three months ended December 31, 2005 and for the one month periods ended December 31, 2004 and 2005.

“Claims” shall mean any and all claims, lawsuits, demands, causes of action, investigations and other proceedings (whether or not before a Governmental Authority).

“Closing Adjustment Amount” shall have the meaning set forth in Section 2.3(c).

“Closing Balance Sheet” shall have the meaning set forth in Section 2.4(a).

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement entered into by and between ETP and Southern Union, dated July 25, 2006.

“Consolidated Income Tax Return” shall have the meaning set forth in Section 5.6(a)(ix) hereof.

“Continuation Period” shall have the meaning set forth in Section 5.5(f).

“Damages” shall mean all demands, Claims, causes of action, suits, judgments, damages, amounts paid in settlement (with the approval of the Indemnifying Party where applicable), penalties, Liabilities, losses or deficiencies, costs and expenses, including reasonable attorney’s fees, court costs, expenses of arbitration or mediation, and other out-of-pocket expenses incurred in investigating or preparing the foregoing. “Damages” does not include incidental, indirect or consequential damages, damages for lost profits or other special damages or punitive or exemplary damages; provided, however, that in the case of Third-Party Claims, “Damages” shall be deemed to include all forms of relief, monetary and otherwise, asserted therein, without any of the foregoing exceptions.

“Determination Date” shall have the meaning set forth in Section 2.4(b).

“Employee Benefit Plans” shall have the meaning set forth in Section 3.12(b).

“Encumbrances” shall mean any Claims, Liens, conditional and installment sale agreements or other title retention agreements, activity and use limitations, easements, deed restrictions, title defects, reservations, encumbrances and charges of any kind, options, subordination agreements or adverse claim of any kind.

“Enron Inactive Medical Plan” shall mean the Enron Corp. Medical Plan for Inactive Participants.

“Enron Plan” shall mean any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any policy, plan, agreement or arrangement providing for employment terms, change in control benefits, severance benefits, retention benefits, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, or other forms of incentive compensation, or post-retirement insurance, compensation or benefits (whether or not an ERISA plan) entered into, sponsored, maintained, or contributed to by Enron Corp. or any of its ERISA Affiliates, current or former, specifically including the Enron Corp. Cash Balance Plan (formerly the Enron Corp. Retirement Plan), the Enron Corp. Savings Plan (formerly the Enron Corp. Savings Plan and Enron Corp. Employee Stock Ownership Plan, which were merged in August 2002), the Enron Prisma Energy Savings Plan, the Portland General Electric Company Pension Plan and the Enron Inactive Medical Plan.

“Enron VEBA” shall mean the Enron Gas Pipelines Employee Benefit Trust, as it may be amended, which as of the date of this Agreement, is the subject of the Enron VEBA Motion.

“Enron VEBA Motion” shall mean the Amended and Restated Motion of Enron Corp., et al, for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code, Authorizing Termination of Employee Benefits Trust and Distribution of Trust Assets, dated June 17, 2005, as it may be amended, which motion is currently pending in the United States Bankruptcy Court for the Southern District of New York.

“Environmental Claim” means any claim, loss, cost, expense, liability, penalty or Damages arising, incurred or otherwise asserted pursuant to any Environmental Law.

“Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of human health or the environment, including laws relating to releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, groundwater, land, surface and subsurface strata).

“Environmental Permit” shall mean any Permit, formal exemption, identification number or other authorization issued by a Governmental Authority pursuant to an applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade, business, or entity under common control with such Person, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA.

“ERISA Plans” shall have the meaning set forth in Section 3.12(a).

“Estimated SUG Expansion Project Expenses” shall have the meaning set forth in Section 2.3(a).

“ETP” shall have the meaning set forth in the recitals to this Agreement.

“ETP 401(k) Plan” shall have the meaning set forth in Section 5.5(i).

“ETP Adjustment” shall have the meaning set forth in Section 2.4(c).

“ETP Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“ETP Plans” shall have the meaning set forth in Section 5.5(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Existing TPC Debt” shall mean the existing indebtedness of TPC pursuant to (x) those certain $270,000,000 5.39% Senior Unsecured Notes due November 17, 2014 and $250,000,000 5.54% Senior Unsecured Notes due November 17, 2016 and (y) that certain $230,000,000 Amended and Restated Credit Agreement dated as of December 21, 2005 among TPC and the Lenders, Administrative Agent and Issuing Bank, Syndication Agent, Co-Documentation Agents and Arrangers parties thereto.

“Existing TW Holdings Debt” shall mean the existing indebtedness of TW Holdings pursuant to (x) those certain $125,000,000 5.64% Senior Unsecured Notes due November 17, 2014, and $100,000,000 5.79% Senior Unsecured Notes due November 17, 2016, and (y) that certain $230,000,000 Amended and Restated Credit Agreement among TW Holdings, CrossCountry Citrus, LLC, as guarantor, and the Lenders, Administrative Agent, Syndication Agent, Co-Documentation Agents, and Arrangers parties thereto.

“FCC” means the Federal Communication Commission.

“FERC” shall mean the Federal Energy Regulatory Commission including any individual office or department within FERC.

“For Cause” shall have the meaning set forth in Section 5.5(f).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

“Governmental Authority” shall mean any executive, legislative, judicial, tribal, regulatory, taxing or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Hazardous Substances” shall mean any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” shall have the meaning set forth in Section 8.2(c).

“Indemnifying Party” shall have the meaning set forth in Section 8.2(c).

“Initial Termination Date” shall have the meaning set forth in Section 7.1(b).

“Insurance Policies” shall have the meaning set forth in Section 3.21(a).

“IRS” shall mean the Internal Revenue Service.

“June 30 TPC Expansion Project Expenses” shall mean $7,750,000.

“Knowledge” shall mean, as to CCE, the actual knowledge, after due inquiry, of the persons listed on Section 1.1(a) of the CCE Disclosure Letter, or any Person who replaces any of such listed persons between the date of this Agreement and the Closing Date.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens” shall mean any lien, mortgage, pledge, charge, claim, assignment by way of security or similar security interest.

“LIBOR” shall mean the London Interbank Offer Rate.

“Make-Whole Amount” shall have the meaning set forth in the TW Holdings Note Purchase Agreement.

“Material Adverse Effect” shall mean any change or effect that is materially adverse to the business, financial condition or assets of the business of TPC; provided, however, that Material Adverse Effect shall exclude any change or effect due to (a) the negotiation, execution, announcement and consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, joint owners or venturers, or employees, (b) any action taken by CCE, ETP or any of their respective representatives or Affiliates or other action required or permitted by the terms of this Agreement or necessary to consummate the transactions contemplated by this Agreement, (c) the general state of the industries in which TPC operates (including (i) pricing levels, (ii) changes in the international, national, regional or local wholesale or retail markets for natural gas, (iii) changes in the North American, national, regional or local interstate natural gas pipeline systems, and (iv) rules, regulations or decisions of the FERC or the courts affecting the interstate natural gas transmission industry as a whole, or rate orders, motions, complaints or other actions affecting TPC), except, in all cases for such effects which disproportionately impact TPC, (d) general legal, regulatory, political, business, economic, capital market and financial market conditions (including prevailing interest rate levels), or conditions otherwise generally affecting the industries in which TPC operates, except, in all cases, for such effects which disproportionately impact TPC and (e) any condition set forth in the CCE Disclosure Letter (but only to the extent set forth therein).

“Material Contract” shall have the meaning set forth in Section 3.7(a).

“Minimum Claim Amount” shall have the meaning set forth in Section 8.2(d).

“Net Working Capital Amount” as of a particular date shall mean (a) the current assets of TPC as of such date minus (b) the current liabilities of TPC as of such date, with both current assets and current liabilities determined in accordance with GAAP, applied in a manner consistent with the preparation of the Pro Forma Adjusted Balance Sheet (subject to the exceptions from GAAP relating to the adjustments reflected on the Pro Forma Adjusted Balance Sheet).

“NGA” shall have the meaning set forth in Section 3.22.

“NGPA” shall have the meaning set forth in Section 3.22.

“Organizational Documents” shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of a particular entity.

“Other CCE Owners” shall have the meaning set forth in the Recitals of this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PEPL” shall mean Panhandle Eastern Pipe Line Company, LP, a Delaware limited partnership.

“Permitted Encumbrances” shall mean (a) zoning, planning and building codes and other applicable laws regulating the use, development and occupancy of real property and permits, consents and rules under such laws; (b) encumbrances, easements, rights-of-way, covenants, conditions, restrictions and other matters affecting title to real property (other than Liens) which do not materially detract from the value of such real property or materially restrict the use of such real property; (c) leases and subleases of real property; (d) all easements, encumbrances or other matters that are necessary for utilities and other similar services on real property; (e) Liens to secure indebtedness reflected on the TPC Financial Statements, (f) Liens to secure indebtedness incurred after the date thereof, to the extent permitted pursuant to Section 5.1(b)(xii), (g) Liens for Taxes and other governmental levies not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed and with respect to which adequate reserves have been established on the books of TPC and are being maintained to the extent required by GAAP, (h) mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carriers’ or other similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business; (i) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (j) Liens that do not materially interfere with or materially affect the value or use of the respective underlying asset to which such Liens relate, (k) Encumbrances that are capable of being cured through condemnation procedures under the NGA at a total cost to TPC of less than $1,000,000 and (l) Encumbrances that are reflected in any Material Contract.

“Person” shall mean any natural person, corporation, company, general partnership, limited partnership, limited liability partnership, joint venture, proprietorship, limited liability company, or other entity or business organization or vehicle, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Post-Closing Adjustment Amount” shall have the meaning set forth in Section 2.4(a).

“Post-Closing Taxes” shall have the meaning set forth in Section 5.6(a)(iv).

“Pre-Closing Taxes” shall have the meaning set forth in Section 5.6(a)(iv).

“Pro Forma Adjusted Balance Sheet” shall mean the pro forma balance sheet of TPC as of June 30, 2006 derived from the TPC Interim Balance Sheet, adjusted to:

(a) reflect, among the other matters reflected in the adjustments set forth in Section 1.1(b) of the CCE Disclosure Letter, that current liabilities shall exclude short term debt and current portions of long term debt; and

(b) reflect as a reduction in cash the payment of a $22,000,000 cash distribution to the sole member of TPC to be made prior to the Closing.

The Pro Forma Adjusted Balance Sheet, reflecting the adjustments listed above, is set forth in Section 1.1(b) of the CCE Disclosure Letter.

“Real Property” shall have the meaning set forth in Section 3.11.

“Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the New York Stock Exchange.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Rights-Of-Way” shall have the meaning set forth in Section 3.11.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the Regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of CCE, in the form attached hereto as Exhibit D to be entered into by and among ETP, CCEA LLC and CCEA Corp. as of the date of the CCE Acquisition.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Severance Benefits” shall have the meaning set forth in Section 5.5(f).

“Shared Service Employees” shall have the meaning set forth in Section 5.5(g).

“Southern Union” shall mean Southern Union Company, a Delaware corporation.

“Straddle Period” shall have the meaning set forth in Section 5.6(a)(ii).

“Straddle Period Return(s)” shall have the meaning set forth in Section 5.6(a)(ii).

“Straddle Statement” shall have the meaning set forth in Section 5.6(a)(ii).

“Subsidiary” of any entity means, at any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable entity in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

“SUG Expansion Project Expenses” shall mean all expenditures incurred at any time prior to the Closing Date by Affiliates of TPC (other than TPC), including Southern Union,

Valley Pipeline Company, LP and PEPL, in connection with the TPC Expansion Projects that have not been reimbursed by TPC on or prior to the Closing Date.

“Survival Period” shall have the meaning set forth in Section 8.1(c).

“Tax Claim” shall have the meaning set forth in Section 5.6(d)(i).

“Tax Indemnified Party” shall have the meaning set forth in Section 5.6(d)(i).

“Tax Indemnifying Party” shall have the meaning set forth in Section 5.6(d)(i).

“Tax Return” shall mean any report, return, declaration, or other information required to be supplied to a Governmental Authority in connection with Taxes including any claim for refund or amended return.

“Taxes” shall mean all taxes, levies or other like assessments, including net income, gross income, gross receipts, capital gains, profits, environmental, excise, value added, ad valorem, real or personal property, withholding, asset, sales, use, transfer, registration, license, payroll, transaction, capital, business, occupation, corporation, employment, withholding, wage, net worth, franchise, minimum, alternative minimum, and estimated taxes, or other governmental taxes imposed by or payable to any foreign, Federal, state or local taxing authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

“Third-Party Claim” shall have the meaning set forth in Section 8.4(a).

“Threshold Amount” shall have the meaning set forth in Section 8.2(d).

“Total Debt” shall mean all short-term and long-term indebtedness of TPC as reflected on its balance sheet, prepared in accordance with GAAP, of TPC as of a particular date.

“TPC” shall have the meaning set forth in the Recitals of this Agreement.

“TPC 2006 Financial Statements” shall mean the audited balance sheet, statement of income, statement of members’ equity and statement of cash flow of TPC as of, and for the period ended, December 31, 2006.

“TPC Annual Financial Statements” shall mean the audited balance sheets at December 31, 2004 and 2005 and the statements of income, statements of members’ interests and statements of cash flow for the years ended December 31, 2004 and 2005, in each case for TPC.

“TPC Cash Flow Amount” shall mean the amount of cash flow of TPC included in the CCE Cash Flow Amount for the period from the date of the CCE Acquisition until the Closing Date.

“TPC Employees” shall mean all employees employed by TPC, including employees absent due to vacation, illness or similar circumstance, workers’ compensation, short-term disability, military leave, maternity leave or paternity leave, leave under the Family and Medical Leave Act of 1993 and other approved leaves of absence from active employment. When the term “TPC Employees” is used herein in reference to a specific date, “TPC Employees” shall include the employees of TPC referenced in the preceding sentence as of such date.

“TPC Expansion Project Expenses” shall mean all expenditures incurred at any time prior to the Closing Date (including amounts properly accrued in accordance with GAAP and included on the Closing Balance Sheet) by TPC in connection with the TPC Expansion Projects, including reimbursed SUG Expansion Project Expenses.

“TPC Expansion Projects” shall mean the Phoenix and San Juan expansion projects as approved by the Executive Committee of CCE by written consent on September 14, 2006.

“TPC Financial Statements” shall mean the TPC Annual Financial Statements, the TPC Six Month Interim Financial Statements, the TPC Nine Month Interim Financial Statements and the TPC 2006 Financial Statements.

“TPC Interests” shall have the meaning set forth in the Recitals of this Agreement.

“TPC Interests Assignment” means the assignment of the TPC Interests in a form to be agreed to by ETP and CCE prior to the Closing Date.

“TPC Interim Balance Sheet” shall mean the balance sheet as of June 30, 2006 included in the TPC Six Month Interim Financial Statements.

“TPC Marks” shall have the meaning set forth in Section 5.12.

“TPC Nine Month Interim Financial Statements” shall mean the unaudited balance sheets, statements of income, statements of members’ equity and statements of cash flow of TPC as of, and for the nine months ended, September 30, 2005 and 2006.

“TPC Note Purchase Agreement” shall mean the note purchase agreement, dated as of November 17, 2004, between TPC and the note purchasers listed therein.

“TPC Permits” shall have the meaning set forth in Section 3.9.

“TPC Rate Case” shall mean the Natural Gas Act Section 4 rate case which TPC is required to file pursuant to the terms and conditions of TPC’s rate settlement in FERC Docket Nos. RP95-271, et al., together with any proceeding consolidated with or ancillary thereto.

“TPC Severance Plan” shall mean the Transwestern Pipeline Company Severance Pay Plan.

“TPC S-X Financial Statements” shall mean the TPC Financial Statements, as modified pursuant to the provisions of Section 5.13(b).

“TPC Six Month Interim Financial Statements” shall mean the unaudited balance sheets, statements of income, statements of members’ equity and statements of cash flow of TPC as of, and for the six months ended, June 30, 2005 and 2006.

“TPC Stub Period Income Statements” means the unaudited income statements for TPC for the three months ended December 31, 2005 and for the one month periods ended December 31, 2004 and 2005.

“TPC Transition Services Agreement” shall mean a Transition Services Agreement to be agreed to by CCE, PEPL and ETP prior to the Closing Date, which shall include the terms and conditions set forth on Exhibit B to this Agreement.

“TPC VEBA” shall mean the Transwestern Pipeline Company, LLC VEBA to Provide for Retiree Health Care and Other Benefits.

“Transfer Tax(es)” shall have the meaning set forth in Section 5.6(e).

“Transferring Shared Service Employees” shall have the meaning set forth in Section 5.5(g).

“Treasury Regulation” shall mean the income Tax regulations, including temporary and proposed regulations, promulgated under the Code, as amended.

“TW Holdings” shall have the meaning set forth in the Recitals of this Agreement.

“TW Holdings Note Purchase Agreement” shall mean the Note Purchase Agreement, dated November 17, 2004, among TW Holdings and the note purchasers named therein.

“50% CCE Interest” shall have the meaning set forth in the Recitals of this Agreement.

“50% CCE Interest Assignment” means the assignment of the 50% CCE Interest in a form to be agreed to by ETP and CCE prior to the Closing Date.

ARTICLE II
REDEMPTION OF 50% CCE INTEREST

Section 2.1  Agreement to Redeem 50% CCE Interest. Subject to the terms and conditions of this Agreement, at the Closing, (i) CCE shall cause TW Holdings to convey, assign, transfer and deliver to ETP the TPC Interests, free and clear of all Encumbrances, and (ii) ETP shall convey, assign, transfer and deliver to CCE the 50% CCE Interest. At the Closing, if the Cash Redemption Amount is positive, CCE shall pay to ETP the Cash Redemption Amount by wire transfer of immediately available funds to an account designated in writing by ETP or, in the event that the Cash Redemption Amount is negative, then ETP shall pay to CCE the absolute value of the Cash Redemption Amount by wire transfer of immediately available funds to an account designated in writing by CCE.

Section 2.2  Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, 2300 First City Tower, Houston, Texas, at 10:00 a.m., local time, on the next Business Day that is both the first Business Day of a calendar month and at least five (5) Business Days after the date on which all of the conditions to the Closing specified in Article VI hereof (other than the deliveries specified in Section 2.5 and Section 2.6, which deliveries shall be made at the Closing) have been satisfied or waived, or at such other place or time as ETP and CCE may mutually agree in writing. The Closing shall be effective as of 12:01 a.m. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.3  Pre-Closing Matters.

(a)  At least three (3) Business Days prior to the Closing Date, CCE shall deliver to ETP its good faith estimate of the amount of the SUG Expansion Project Expenses (the “Estimated SUG Expansion Project Expenses”), together with reasonably detailed support for such estimate.

(b)  CCE shall deliver to ETP its calculations of the Closing Adjustment Amount (as defined in Section 2.3(c)) within three (3) Business Days prior to the Closing Date and shall provide, upon reasonable advance notice, ETP and ETP’s accountants prompt and full reasonable access during normal business hours to the personnel, accountants and books and records of CCE, to the extent reasonably related to the preparation of the Closing Adjustment Amount (and the elements of such calculation). ETP and CCE shall in good faith attempt to resolve any objections of ETP to such calculation of the Closing Adjustment Amount; if ETP and CCE are in disagreement with respect to the calculation of the Closing Adjustment Amount as of the Closing Date, the Closing Adjustment Amount delivered by CCE to ETP pursuant to this Section 2.3, as adjusted to reflect any changes to the Closing Adjustment Amount agreed to by the parties, prior to the Closing Date shall be utilized for purposes of determining the Cash Redemption Amount payable at the Closing.

(c)  The “Closing Adjustment Amount” shall mean an amount equal to (i) the Estimated SUG Expansion Project Expenses plus (ii) 50% of the June 30 TPC Expansion Project Expenses plus (iii) 50% of the Make-Whole Amount actually paid by TW Holdings pursuant to the TW Holdings Note Purchase Agreement plus (iv) the Adjustment Amount.

(d)  Prior to the Closing Date, CCE shall cause (i) CC Energy or one of its affiliates (such entity to be reasonably determined by CCE) to incur debt in an amount equal to the CC Energy Debt Proceeds Amount plus the amount necessary for the payment of expenses related to the incurrence of such debt, (ii) CC Energy to contribute to TW Holdings the CC Energy Debt Proceeds Amount, (iii) TW Holdings to repay all of the outstanding TW Holdings Debt, (iv) CC Energy to distribute to CCE an amount equal to $30,000,000 (Thirty Million Dollars) less the Closing Adjustment Amount (the difference between $30,000,000 (Thirty Million Dollars) and the Closing Adjustment Amount is referred to herein as the “Cash Redemption Amount”), (v) TW Holdings to distribute the TPC Interests to CC Energy, and (vi) CC Energy to distribute the TPC Interests to CCE.

Section 2.4  Post-Closing Adjustment.

(a)  No later than 60 days after the Closing Date, CCE shall prepare and deliver to ETP (i) a balance sheet of TPC as of the close of business on the date immediately prior to the Closing Date (the “Closing Balance Sheet”), and (ii) a calculation of the “Post-Closing Adjustment Amount,” which shall mean the amount equal to (w) 50% of the difference obtained by subtracting (A) the sum of the Base Pro Forma Net Working Capital Amount, the Total Debt as of the Closing Date, and the June 30 TPC Expansion Project Expenses from (B) the sum of the Net Working Capital Amount as of the Closing Date, as reflected on the Closing Balance Sheet, the Base Debt Amount, and the TPC Expansion Project Expenses, calculated as of the Closing Date, minus (x) 50% of the difference obtained by subtracting the TPC Cash Flow Amount from the CCE Cash Flow Amount plus (y) the SUG Expansion Project Expenses as of the Closing Date minus (z) the Estimated SUG Expansion Project Expenses, which calculation may result in an amount that is positive or negative (together with reasonable back-up information providing the basis for such balance sheet and other calculations). In order for CCE to prepare the Closing Balance Sheet and calculate the Post-Closing Adjustment Amount, ETP will provide to CCE and CCE’s accountants prompt and full access to the personnel, accountants and books and records of TPC (and shall provide copies of the applicable portions of such books and records as may be reasonably requested), to the extent reasonably related to the preparation of the Closing Balance Sheet and the calculation of the Post-Closing Adjustment Amount (and the elements of such calculation). In order for ETP to review the Closing Balance Sheet and the calculation of the Post-Closing Adjustment Amount, CCE will provide to ETP and ETP’s accountants prompt and full access to the personnel, accountants and books and records of CCE and its Subsidiaries used by CCE (and shall provide copies of the applicable portions of such books and records as may be reasonably requested), to the extent reasonably related to the preparation of the Closing Balance Sheet and the calculation of the Post-Closing Adjustment Amount (and the elements of such calculation). The Closing Balance Sheet and the calculation of the Post-Closing Adjustment Amount relating to TPC shall be prepared in a manner consistent with the preparation of the Pro Forma Adjusted Balance Sheet (subject to, in the case of the Closing Balance Sheet, the exceptions from GAAP relating to the adjustments reflected on the Pro Forma Adjusted Balance Sheet).

(b)  Disputes. If ETP disagrees with the calculation of the Post-Closing Adjustment Amount, it shall notify CCE of such disagreement in writing within thirty (30) days after its receipt of the last item to be received by ETP pursuant to the first sentence of Section 2.4(a), which notice shall set forth in detail the particulars of such disagreement. In the event that ETP does not provide such a notice of disagreement within such thirty (30) day period, ETP shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Post-Closing Adjustment Amount (and each element of such calculation) delivered by CCE, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by ETP, then ETP and CCE shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Post-Closing Adjustment Amount (or any element thereof). If, at the end of such period, they are unable to resolve such disagreements, then, upon the written request of either party, an independent accounting firm (not providing services to ETP or CCE) acceptable to ETP and CCE (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable (but in any event within sixty (60) days) following the date on which such dispute is referred to the Auditor, based solely on written submissions, which shall be forwarded by ETP and CCE to the Auditor within thirty (30) days following the Auditor’s selection, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in this Section 2.4 with respect to any items identified as disputed in the notice of disagreement and not previously resolved by ETP and CCE, and if not, whether and to what extent (if any) the Post-Closing Adjustment Amount (or any element thereof) requires adjustment. Each party shall bear its own expenses and the fees and expenses of its own representatives and experts in connection with the preparation, review, dispute (if any) and final determination of the Closing Balance Sheet and the Post-Closing Adjustment Amount. The parties shall share the costs, expenses and fees of the Auditor in inverse proportion to the extent to which their respective positions are sustained (e.g., if CCE’s position is one hundred percent (100%) sustained, it shall bear none of such costs, expenses, and fees of the Auditor). The determination of the Auditor shall be final, conclusive and binding on the parties. The Auditor’s determination of the amount of the Post-Closing Adjustment Amount shall then be deemed to be the Post-Closing Adjustment Amount for purposes of this Section 2.4. The date on which such items are accepted or finally determined in accordance with this Section 2.4 is referred as to the “Determination Date.” As used in this Agreement, the term “commercially reasonable efforts” shall not include efforts which require the performing party (i) to do any act that is unreasonable under the circumstances, (ii) to make any capital contribution not expressly contemplated hereunder, (iii) to amend or waive any rights under this Agreement, or (iv) to incur or expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including the reasonable fees, expenses and disbursements of accountants, counsel and other professionals.

(c)  ETP and CCE Adjustments. If the Post-Closing Adjustment Amount is positive, then ETP shall pay to CCE an amount equal to the Post-Closing Adjustment Amount (the “ETP Adjustment”), and if the Post-Closing Adjustment Amount is negative, then CCE shall pay to ETP an amount equal to the absolute value of the Post-Closing Adjustment Amount (the “CCE Adjustment”). The CCE Adjustment, if any, and the ETP Adjustment, if any, shall bear simple interest at a rate equal to daily average one month LIBOR plus one percent (1%) per annum measured from the Closing Date to the date of such payment. Amounts owing by CCE, if any, pursuant to this Section 2.4 shall be paid by CCE within five (5) Business Days after the Determination Date by delivery of immediately available funds to an account designated by ETP. Amounts owing by ETP, if any, pursuant to this Section 2.4 shall be paid by ETP within five (5) Business Days after the Determination Date by delivery of immediately available funds to an account designated by CCE.

(d)  CCE Capital Contributions. ETP shall have no obligation to make any capital contributions pursuant to the CCE LLC Agreement as the owner of the 50% CCE Interest following the consummation of the transactions contemplated by the CCE Acquisition Agreement unless this Agreement is terminated in accordance with Article VII hereof.

Section 2.5  Deliveries by CCE at the Closing. At the Closing, CCE shall deliver, or cause its appropriate Affiliates to deliver, to ETP:

(a)  an executed copy of the TPC Interests Assignment;

(b)  a cross-receipt acknowledging receipt of the 50% CCE Interest Assignment;

(c)  a certificate from an authorized officer of CCE, dated as of the Closing Date, to the effect that the conditions set forth in Section 2.3(d), Section 6.2(a), Section 6.2(c), Section 6.2(g) and Section 6.2(i) of this Agreement have been satisfied;

(d)  all other previously undelivered documents required by this Agreement to be delivered by CCE or its Affiliates to ETP at or prior to the Closing;

(e)  resignations of each of the managers and officers (or persons acting in similar capacities) of TPC who are not employees of TPC;

(f)  the TPC Transition Services Agreement, duly executed by CCE and PEPL; and

(g)  all such other instruments of sale, assignment, conveyance and transfer and releases, consents and waivers as in the reasonable opinion of ETP may be necessary to effect the sale, transfer, assignment, conveyance and delivery of the TPC Interests to ETP in accordance with this Agreement, in each case, as is necessary to effect the transactions contemplated by this Agreement.

Section 2.6  Deliveries by ETP at the Closing. At the Closing, ETP shall deliver to CCE:

(a)  an executed copy of the 50% CCE Interest Assignment;

(b)  a cross-receipt acknowledging receipt of the TPC Interests Assignment;

(c)  a certificate from an authorized officer of ETP, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(c) of this Agreement have been satisfied;

(d)  the TPC Transition Services Agreement, duly executed by ETP; and

(e)  all other previously undelivered documents required by this Agreement to be delivered by ETP or its Affiliates to CCE at or prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CCE

CCE hereby represents and warrants to ETP as follows:

Section 3.1  Organization; Qualification.

(a)  CCE is a limited liability company duly organized, validly existing and duly qualified or licensed and in good standing under the laws of the state or jurisdiction of its formation and has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently conducted. CCE is duly qualified or licensed to do business as a foreign limited liability company, and is, and has been, in good standing in each jurisdiction in which the nature of its business or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing, except for such failures to be qualified, licensed or in good standing that would not have a Material Adverse Effect. The CCE LLC Agreement is a legal, valid and binding agreement of the parties specified as parties thereto, enforceable against the parties thereto in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

(b)  CC Energy, TW Holdings and TPC are limited liability companies duly organized, validly existing and duly qualified or licensed and in good standing under the laws of the state or jurisdiction of their respective formation and have all requisite limited liability company power, as applicable, to own, lease and operate their respective properties and to carry on their respective businesses as currently conducted. True and correct copies of the Organizational Documents of TPC with all amendments thereto to the date hereof, have been made available by CCE to ETP or its representatives. CC Energy, TW Holdings and TPC are each duly qualified or licensed to do business as foreign limited liability companies and are, and have been, in good standing in each jurisdiction in which the nature of the respective businesses conducted by them or the property they own, lease or operate requires them to so qualify, be licensed or be in good standing except where the failure to be so authorized, qualified or licensed and in good standing would not have a Material Adverse Effect. Section 3.1(b) of the CCE Disclosure Letter sets forth all of the jurisdictions in which TPC is qualified to do business.

Section 3.2  Authority Relative to this Agreement and the CCE Acquisition Agreement. CCE has full limited liability company power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement, and to consummate the transactions contemplated hereby and thereby. Except as set forth in Section 3.2 of the CCE Disclosure Letter, the execution, delivery and performance of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all the necessary action on the part of CCE, and no other corporate or other proceedings on the part of CCE or its members are necessary to authorize this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement, to consummate the transactions contemplated hereby and thereby or to consummate the transactions contemplated hereby or thereby. The resolutions attached hereto as Exhibit D have been duly approved and adopted by all of the members of the Executive Committee of CCE in accordance with the terms of the CCE LLC Agreement. This Agreement has been, and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement as of the Closing Date will be, duly and validly executed and delivered by CCE, and assuming that this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement constitute legal, valid and binding agreements of each of the other parties hereto and thereto, are (in the case of this Agreement) or will be as of the Closing Date (in the case of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement) enforceable against CCE in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 3.3  TPC Interests.

(a)  The TPC Interests are duly authorized, validly issued, fully paid membership interests of TPC and were not issued in violation of any preemptive rights. Except as set forth in Section 3.3(a) of the CCE Disclosure Letter, (i) there are no membership interests of TPC authorized, issued or outstanding or reserved for any purpose other than the TPC Interests, and (ii) there are no (A) existing options, warrants, calls, rights of first refusal, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the TPC Interests, obligating CCE, TPC or any of their respective Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any of the TPC Interests, (B) outstanding securities of CCE, TPC or any of their respective Affiliates that are convertible into or exchangeable or exercisable for any of the TPC Interests, (C) options, warrants or other rights to purchase from CCE, TPC or any of their respective Affiliates any such convertible or exchangeable securities or (D) other than this Agreement, contracts, agreements or arrangements of any kind relating to the issuance of any of the TPC Interests, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, CCE, TPC or any of their respective Affiliates are subject or bound.

(b)  Except as set forth in Section 3.3(b) of the CCE Disclosure Letter, TW Holdings owns all of the issued and outstanding TPC Interests and has good and valid title to the TPC Interests, free and clear of all Encumbrances or other defects in title, and the TPC Interests have not been pledged or assigned to any Person. At the Closing, the TPC Interests will be transferred to ETP free and clear of all Encumbrances. The TPC Interests are not subject to any restrictions on transferability or voting agreements other than those imposed by this Agreement and by applicable securities laws.

(c)  Except as set forth in Section 3.3(c) of the CCE Disclosure Letter, TPC does not have any subsidiaries or any stock or other equity interest (controlling or otherwise) in any corporation, limited liability company, partnership, joint venture or other entity.

Section 3.4  Consents and Approvals. Except as set forth in Section 3.4 of the CCE Disclosure Letter, neither CCE nor any of its Affiliates requires any consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority, or any other Person, as a condition to the execution and delivery of this Agreement or the performance of its obligations hereunder, except where the failure to obtain such consent, approval or authorization of, or filing of, registration or qualification with, any Governmental Authority, or any other Person would not materially and adversely impact the operations of TPC as currently conducted.

Section 3.5  No Conflict or Violation. Except as set forth in Section 3.5 of the CCE Disclosure Letter, the execution, delivery and performance by CCE of this Agreement does not:

(a)  violate or conflict with any provision of the Organizational Documents of CCE or TPC;

(b)  violate any applicable provision of a law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority, except where such violation would not have a Material Adverse Effect; or

(c)  violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Material Contract, lease, loan, mortgage, security agreement, trust indenture or other material agreement or instrument to which TPC is a party or by which it is bound or to which any of its properties or assets is subject, except as would not have a Material Adverse Effect.

Section 3.6  Financial Information. The CCE Annual Financial Statements and the CCE Six Month Interim Financial Statements present fairly in all material respects, in accordance with GAAP consistently applied, the financial condition and results of operation of CCE as of the dates thereof and for the periods set forth therein, subject, in the case of the CCE Six Month Interim Financial Statements, to normal recurring year-end adjustments that are not material, either individually or in the aggregate, and the absence of full footnote disclosure. The Citrus Annual Financial Statements and the Citrus Six Month Interim Financial Statements present fairly in all material respects, in accordance with GAAP consistently applied, the financial condition and results of operation of Citrus as of the dates thereof and for the periods set forth therein, subject, in the case of the Citrus Six Month Interim Financial Statements, to normal recurring year-end adjustments that are not material, either individually or in the aggregate, and the absence of full footnote disclosure. The TPC Annual Financial Statements and the TPC Six Month Interim Financial Statements present fairly in all material respects, in accordance with GAAP consistently applied, the financial condition and results of operation of TPC as of the dates thereof and for the periods set forth therein, subject, in the case of the TPC Six Month Interim Financial Statements, to normal recurring year-end adjustments that are not material, either individually or in the aggregate, and the absence of full footnote disclosure.

Section 3.7  Contracts.

(a)  Section 3.7(a) of the CCE Disclosure Letter sets forth a list, as of the date hereof, of each contract and lease to which TPC is a party that is material to TPC (each contract set forth in Section 3.7(a) of the CCE Disclosure Letter being referred to herein as a “Material Contract”); provided, however, that any purchase or sale order arising in the ordinary course of business and any contract reasonably expected to involve the payment or receipt of an aggregate amount of less than $2,000,000 during its term remaining after the date of this Agreement shall not be deemed to be a Material Contract.

(b)  Section 3.7(b) of the CCE Disclosure Letter sets forth a list, as of the date hereof, of each contract that TPC has with an Affiliate, other than with respect to any purchases and sales arising in the ordinary course of business.

(c)  Except as set forth in Section 3.7(c) of the CCE Disclosure Letter, each Material Contract is a valid and binding agreement of TPC and, to the Knowledge of CCE, is in full force and effect.

(d)  Except as set forth in Section 3.7(d) of the CCE Disclosure Letter, CCE has no Knowledge of any default under any Material Contract, other than defaults that have been cured or that would not have a Material Adverse Effect. TPC and, to CCE’s Knowledge, the other parties to any Material Contract, have performed in all respects all obligations required to be performed by them under any Material Contract, except where the failure so to perform would not have a Material Adverse Effect. CCE has made available to ETP or its representatives true and complete originals or copies of all the Material Contracts.

Section 3.8  Compliance with Law. Except for Environmental Laws and Tax Laws, which are the subject of Section 3.15 and Section 3.16, respectively, and except as set forth in Section 3.8 of the CCE Disclosure Letter, since November 17, 2004, TPC has complied with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, writs, injunctions or decrees of any Governmental Authority applicable to its properties, assets and business, except where such noncompliance would not have a Material Adverse Effect. TPC has not received written notice of any material violation of any such law, license, regulation, order or other legal requirement or, to the Knowledge of CCE, is in material default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority, applicable to TPC or any of its assets, properties or operations.

Section 3.9  Permits. Except as set forth in Section 3.9(a) of the CCE Disclosure Letter, TPC has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, Governmental Authorities necessary for the conduct of the business operations of TPC as presently conducted (collectively, the “TPC Permits”), except for those Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Set forth on Section 3.9(b) of the CCE Disclosure Letter is a list of the material TPC Permits.

Section 3.10  Litigation. Except as identified in Section 3.10 of the CCE Disclosure Letter, there are no lawsuits, actions, proceedings or investigations, pending, or, to CCE’s Knowledge, threatened, against CCE or any of its Affiliates or any executive officer, manager or director thereof relating to the transactions contemplated hereby or the assets or business of TPC, except, in the case of lawsuits, actions, proceedings, investigations relating to the assets or business of TPC, as would not, individually or in the aggregate, have a Material Adverse Effect. CCE and its Affiliates are not subject to any outstanding judgment, order, writ, injunction, decree or award entered in an Action to which CCE or any of its Affiliates was a named party relating to the transactions contemplated hereby or the assets or business of TPC, except, in the case of lawsuits, actions, proceedings, investigations relating to the assets or business of TPC, as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.11  Title to Properties. TPC has good and valid title to all of the tangible assets and properties that are reflected in the TPC Interim Balance Sheet (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the TPC Interim Balance Sheet), and such tangible assets and properties are owned free and clear of all Encumbrances, except for (a) Encumbrances listed in Section 3.11 of the CCE Disclosure Letter, (b) Permitted Encumbrances, and (c) Encumbrances which will be discharged on or before the Closing Date. To the Knowledge of CCE, except as set forth in Section 3.11 of the CCE Disclosure Letter, TPC owns valid and defeasible fee title to, or holds a valid leasehold interest in, or a valid right-of-way or easement (all such rights-of-way and easements collectively, the “Rights-Of-Way”) through, all real property (“Real Property”) used or necessary for the conduct of business of TPC as presently conducted, and all such Real Property (other than Rights-Of-Way) is owned or leased free and clear of all Encumbrances, in each case except for (a) Encumbrances listed in Section 3.11 of the CCE Disclosure Letter, (b) Permitted Encumbrances and (c) Encumbrances that will be discharged on or before the Closing Date.

Section 3.12  Employee Matters.

(a) Except as set forth in Section 3.12(a) of the CCE Disclosure Letter, none of TPC, CCE or their respective ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, in which any current or former TPC Employee is or has been eligible to participate since November 17, 2004 (“ERISA Plans”). For the avoidance of doubt, (1) the term “ERISA Plans” does not include any Enron Plan, (2) November 17, 2004 is the date of the closing of the acquisition by CCE of indirect ownership of TPC from Enron Corp. and certain of its affiliates, and (3) CCE was formed on May 14, 2004, in connection with such acquisition.

(b) Except as set forth in Section 3.12(b) of the CCE Disclosure Letter, none of TPC, CCE or any of their respective ERISA Affiliates has established, sponsors, maintains, or contributes to any policy, plan, agreement or arrangement that is not set forth in Section 3.12(a) of the CCE Disclosure Letter providing for employment terms, change in control benefits, severance benefits, retention benefits, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, or other forms of incentive compensation, or post-retirement insurance, compensation or benefits (whether or not an ERISA Plan) that (i) is entered into, sponsored, maintained, or contributed to, as the case may be, by TPC, or (ii) has covered any current or former TPC Employee or independent contractor to TPC since November 17, 2004. The policies, plans, agreements, and arrangements described in this Section 3.12(b) are hereinafter referred to as the “Benefit Programs or Agreements.” For the avoidance of doubt, the term “Benefit Programs or Agreements” does not include any Enron Plan. The Benefit Programs and Agreements and the ERISA Plans are hereinafter referred to collectively as the “Employee Benefit Plans.”

(c) True, correct, and complete copies of each of the ERISA Plans sponsored, maintained or contributed to on behalf of the TPC Employees or in which such employees are otherwise eligible to participate, and related trusts, if applicable, including all amendments thereto, have been furnished to ETP. There has also been furnished to ETP, with respect to each ERISA Plan required to file such report and description, the most recent report on Form 5500, the summary plan description and any summaries of material modifications thereto, all actuarial reports or valuations relating to each ERISA Plan subject to Title IV of ERISA or required to be accounted for pursuant to Statements of Financial Accounting Standard Nos. 106 and 132(R), if any, and the most recent determination letter, if any, issued by the IRS with respect to any ERISA Plan intended to be qualified under Section 401 of the Code. True, correct, and complete copies or descriptions of all Benefit Programs and Agreements have also been furnished to ETP.

(d) Except as set forth in Section 3.12(e)(vii) of the CCE Disclosure Letter or described in Section 5.5(e), with respect to retiree medical benefits, none of TPC, CCE or any of CCE’s ERISA Affiliates has any legal commitment to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement for the benefit of any current or former TPC Employee or to enter into any contract or agreement to provide compensation or benefits to any former or current TPC Employee.

(e) Except as set forth in Section 3.12(e) of the CCE Disclosure Letter, with respect to each Employee Benefit Plan:

(i) the applicable reporting, disclosure and other requirements of ERISA (and other Applicable Law) have been complied with in all material respects;

(ii) there is no act or omission of TPC or any of its ERISA Affiliates that would (a) constitute a breach of fiduciary duty under Section 404 of ERISA or a transaction (including the transactions contemplated by this Agreement) intended to evade liability under Section 4069 of ERISA, in either case that would subject TPC to a liability, or (b) constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code that would subject TPC or any plan fiduciary, directly or indirectly (through indemnification obligations or otherwise), to an excise Tax or civil penalty under Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material;

(iii) no ERISA Plan is subject to Title IV of ERISA;

(iv) all contributions or payments required to be made under each ERISA Plan by reason of Part 3 of Subtitle B of Title I of ERISA, Section 412 of the Code, or otherwise prior to the Closing Date have been and will be timely made;

(v) there are no pending or, to CCE’s Knowledge, threatened actions, suits or claims pending (other than routine claims for benefits);

(vi) to CCE’s Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any Employee Benefit Plan before the IRS, the Department of Labor, the PBGC, or any other Governmental Authority;

(vii) except to the extent required under Section 601 of ERISA or Section 4980 of the Code, TPC has no present or future obligation to make any payment to or with respect to any former or current TPC Employee or any dependent of any such former or current TPC Employee under any retiree medical benefit plan or other retiree welfare benefit plan;

(viii) there is no Employee Benefit Plan covering any former or current TPC Employee that provides for the payment by TPC of any amount that is or is reasonably likely to be (a) not deductible as a result of Section 162(a)(1) or 404 of the Code, (b) an “excess parachute payment” pursuant to Section 280G of the Code or (c) subject to the additional tax pursuant to Section 409A of the Code;

(ix) except as otherwise provided in this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (a) entitle any TPC Employee to severance, retention or change in control payments or benefits to which such employee was not previously entitled, or any increase in severance retention or change in control payments or benefits upon a termination of employment or consummation of the transactions contemplated by this Agreement, (b) require CCE, TPC or any of their respective ERISA Affiliates to make a larger contribution to, pay greater benefits under, or provide any additional vesting, service credit or other rights under any Employee Benefit Plan than it otherwise would, whether or not some subsequent action or event would be required to cause such payment or provision to be triggered or (c) trigger any other material obligation pursuant to the Employee Benefit Plans that would be a liability of ETP or TPC after the Closing Date;

(x) each ERISA Plan intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS and, to the Knowledge of CCE, nothing has occurred which has resulted or is likely to result in the revocation of such determination or which requires or is reasonably likely to require action under the compliance resolution programs of the IRS to preserve such qualification;

(xi) as to any ERISA Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of any ERISA Plan within the meaning of Section 411(d)(3) of the Code;

(xii) all contributions required to be made to or with respect to the Employee Benefit Plans pursuant to their terms and the provisions of ERISA, the Code, or any other Applicable Law have been timely made;

(xiii) each trust funding an Employee Benefit Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

(xiv) except as set forth in Section 3.12(e)(vii) of the CCE Disclosure Letter or described in Section 5.5(e), each ERISA Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination; and

(xv) except as set forth in Section 3.12(e)(vii) of the CCE Disclosure Letter or described in Section 5.5(e), no Employee Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and TPC is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

(f) None of TPC or any of its ERISA Affiliates contributes to or has an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), on behalf of a present or former TPC Employee;

(g) No current circumstance has arisen or future circumstance could arise that would lead TPC or, after the transaction contemplated by this Agreement, ETP, to incur any ERISA Title IV liability or suffer the imposition of any Lien on any of their assets with respect to liabilities relating to any ERISA Plan or any employee benefit plan subject to Title IV of ERISA that was sponsored, maintained or contributed to by (A) CCE, (B) an ERISA Affiliate of CCE, or (C) any corporation, trade, business or entity under common control with CCE or an ERISA Affiliate of CCE, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA, within the six (6) years prior to the Closing Date, or to which any of them had an obligation to contribute during such period; and

(h) With respect to circumstances not addressed in Section 3.12(g), except as set forth in Section 3.12(e)(vii) of the CCE Disclosure Letter or described in Section 5.5(e), no current circumstance has arisen or future circumstance could arise that would lead TPC or, after the transaction contemplated by this Agreement, ETP, to incur any liability directly or indirectly (through indemnification or otherwise), or suffer the imposition of a Lien on any of their assets, relating to or arising from the participation of the TPC employees or former employees in any of the Enron Plans or the status of TPC, during the period preceding November 17, 2004, as an ERISA Affiliate of Enron Corp.

Section 3.13  Labor Relations. TPC is not a party to any labor or collective bargaining agreements, and there are no labor or collective bargaining agreements which pertain to any employees of TPC. Within the preceding eighteen (18) months, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of CCE, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to TPC. Within the preceding eighteen (18) months, to the Knowledge of CCE, there have been no organizing activities involving TPC with respect to any group of its employees. Since May 1, 2006, neither TPC nor any Affiliate of TPC has terminated the employment of any TPC Employee or any employee of any of its Affiliates who provides services in connection with TPC’s business for reasons other than misconduct or failure to perform the employee’s duties and no circumstance has occurred that would give rise to a requirement that TPC give notice under the Worker Adjustment and Retraining Notification Act or any similar state law. As of the date of this Agreement, no TPC Employee or Shared Service Employee has a legal or contractual right to reinstatement with TPC or any Affiliate of TPC.

Section 3.14  Intellectual Property. Except as set forth in Section 3.14 of the CCE Disclosure Letter, on the Closing Date TPC will, either in its own name or by operation of the TPC Transition Services Agreement, own or possess licenses or other legally enforceable rights to use all patents, copyrights (including any copyrights in proprietary software), trademarks, service marks, trade names, logos, and other intellectual property rights, software object and source code as are necessary to conduct its business as currently conducted, except those the lack of which would not materially and adversely affect the operations of TPC as currently conducted; and to CCE’s Knowledge, there is no conflict by CCE or TPC with the rights of others therein that would materially and adversely affect the operations of TPC as currently conducted.

Section 3.15  Environmental Matters. Except as set forth in Section 3.15 of the CCE Disclosure Letter:

(a)  TPC and its properties and operations are, and to CCE’s Knowledge, during the relevant time periods specified in all applicable statutes of limitation, have been, in compliance with all applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect;

(b)  TPC possesses all Environmental Permits required in order to conduct its operations as presently conducted or, where such Environmental Permits have expired, has applied for a renewal of such Environmental Permits in a timely fashion and, to CCE’s knowledge, all such Environmental Permits are in the name of the proper entity and will remain in full force and effect immediately following the Closing, except where the failure to possess an Environmental Permit or to have applied for a renewal of an Environmental Permit would not, individually or in the aggregate, have a Material Adverse Effect;

(c)  TPC and its properties and operations are not subject to any pending or, to CCE’s Knowledge, threatened Environmental Claims, nor has TPC received any notice of violation, noncompliance, or enforcement or any notice of investigation or remediation from any Governmental Authority pursuant to Environmental Laws, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect;

(d)  Since November 17, 2004, there has been no, and to CCE’s Knowledge, prior to November 17, 2004, there has been no, Release of Hazardous Substances on or from the properties of TPC or from or in connection with the operations of TPC in violation of any Environmental Laws or in a manner that could give rise to any remedial or corrective action obligations pursuant to Environmental Laws, except such as would not, individually or in the aggregate, have a Material Adverse Effect;

(e)  Since November 17, 2004, there has been no, and, to CCE’s Knowledge, prior to November 17, 2004, there has been no exposure of any Person or property to any Hazardous Substances in connection with the business, properties or operations of TPC that could reasonably be expected to form the basis for an Environmental Claim or any other claim for Damages or compensation, except for such Environmental Claims or other claims for Damages as would not, individually or in the aggregate, have a Material Adverse Effect; and

(f)  CCE has made available for inspection by ETP complete and correct copies of all environmental assessment and audit reports and studies completed since January 1, 2003, addressing potentially material environmental matters and all correspondence completed since January 1, 2003 addressing potentially material Environmental Claims relating to TPC that are in the possession of CCE or TPC, except for any such materials as CCE reasonably believes are subject to the attorney-client privilege.

The representations and warranties set forth in this Section 3.15 are CCE’s sole and exclusive representations and warranties relating to environmental matters.

Section 3.16  Tax Matters.

(a)  Except as set forth in Section 3.16(a) of the CCE Disclosure Letter or as would not have a Material Adverse Effect, all federal, state and local Tax Returns required to be filed by or on behalf of TPC, and each consolidated, combined, unitary, affiliated or aggregate group of which TPC is a member, has been timely filed (taking into account applicable extensions), and all Taxes shown as due on such Tax Returns have been paid, or adequate reserves therefor have been established.

(b)  Except as set forth in Section 3.16(b) of the CCE Disclosure Letter or as would not have a Material Adverse Effect, there is no deficiency, proposed adjustment, or matter in controversy that has been asserted or assessed in writing with respect to any Taxes due and owing by TPC that has not been paid or settled in full.

(c)  Except as would not have a Material Adverse Effect, TPC has timely withheld and timely paid all Taxes required to be withheld by them in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(d)  Except as would not have a Material Adverse Effect, there are no liens for Taxes upon any of the assets of TPC except for liens for Taxes not yet due and payable.

(e)  Except as would not have a Material Adverse Effect, no property of TPC is required to be treated as “tax-exempt use property” within the meaning of Code Section 168(h), and no property of TPC is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Code.

(f)  At all times since its formation, CCE has been treated as a partnership for federal tax purposes pursuant to Treasury Regulation Section 301.7701-3.

(g)  At all times since their formation, each of CC Energy, TW Holdings and TPC have been disregarded as separate entities for federal tax purposes pursuant to Treasury Regulation Section 301.7701-3.

(h)  CCE has made or will make a valid election under Section 754 of the Code that will be in effect at the time of the CCE Acquisition.

Section 3.17  Absence of Certain Changes or Events.

(a)  Except as set forth in Section 3.17(a) of the CCE Disclosure Letter, since December 31, 2005, TPC has conducted its business in the ordinary course of business, consistent with past practice (as such practice existed during the period of CCE’s ownership of TPC).

(b)  Except as set forth in Section 3.17(b) of the CCE Disclosure Letter, since December 31, 2005, there has not been with respect to TPC any event or development or change which has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)  Except as set forth in Section 3.17(c) of the CCE Disclosure Letter, since June 30, 2006, TPC has not taken any action that would have been prohibited had Section 5.1(b) been in effect from and after June 30, 2006.

Section 3.18  Absence of Undisclosed Liabilities. Since June 30, 2006, TPC has incurred no Liabilities (whether absolute, accrued, contingent or otherwise) that would be required by GAAP to be included in the financial statements of TPC, except those Liabilities (a) disclosed and reserved against in the TPC Interim Balance Sheet, (b) set forth in Section 3.18 of the CCE Disclosure Letter, (c) incurred in the ordinary course of business since June 30, 2006 and (d) that have not resulted in a Material Adverse Effect.

Section 3.19  Brokerage and Finders’ Fees. None of CCE, TPC or any of their Affiliates or their respective stockholders, partners, managers, directors, officers or employees, has incurred, or will incur any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement.

Section 3.20  Affiliated Transactions. Except as described in Section 3.20 of the CCE Disclosure Letter, and except for trade payables and receivables arising in the ordinary course of business for purchases and sales of goods or services consistent with past practice, TPC has not been a party over the past twelve (12) months to any material transaction or agreement with CCE or any Affiliate of CCE (other than TPC) and no director or officer of CCE or its Affiliates (other than TPC), has, directly or indirectly, any material interest in any of the assets or properties of TPC.

Section 3.21  Insurance.

(a)  Section 3.21 of the CCE Disclosure Letter sets forth a true and complete list of all current policies of all material property and casualty insurance, insuring the properties, assets, employees and/or operations of TPC (collectively, the “Insurance Policies”). To the Knowledge of CCE, all premiums payable under the Insurance Policies have been paid in a timely manner and TPC has complied in all material respects with the terms and conditions of all such Insurance Policies.

(b)  As of the date hereof, CCE has not received any written notification of the failure of any of the Insurance Policies to be in full force and effect. To the Knowledge of CCE, TPC is not in default under any provision of the Insurance Policies, and except as set forth in Section 3.21 of the CCE Disclosure Letter, there is no claim by TPC or any other Person pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters or issuers thereof.

Section 3.22  Regulatory Matters.

(a)  TPC is a “natural gas company” as that term is defined in Section 2 of the Natural Gas Act (“NGA”). TPC is in compliance in all material respects with the provisions of the NGA, the Natural Gas Policy Act of 1978 (“NGPA”), the Pipeline Safety Improvement Act of 2002, and the rules and regulations promulgated by FERC pursuant thereto. TPC is in compliance in all material respects with the terms and conditions of all tariff provisions, FERC rate and certificate orders, and other orders and authorizations issued by FERC, in each case as applicable to TPC. No approval by FERC under the NGA or the Federal Power Act is required in connection with the execution and delivery of this Agreement by CCE or the consummation of the transactions contemplated hereby. Except as identified in Section 3.22 of the CCE Disclosure Schedule, the Form No. 2 Annual Reports filed by TPC with FERC for the years ended December 31, 2004 and December 31, 2005 were true and correct in all material respects as of the dates thereof, and since January 1, 2005, TPC has not become subject to any proceeding under Section 5 of the NGA or, except as otherwise permitted by Section 5.1, any general rate case proceeding commenced under Section 4 of the NGA by reason of a filing made with the FERC after January 1, 2005.

(b)  Except as identified in Section 3.22 of the CCE Disclosure Letter and except for general industry proceedings including audits or reviews of individual companies arising from general industry proceedings such as Order 2004, there are no pending or, to CCE’s Knowledge, reasonably anticipated FERC administrative or regulatory proceedings, including without limitation any rate proceeding under Section 4 or Section 5 of the NGA or any NGA Section 7 certificate proceeding, investigation, complaint, audit, or show cause proceedings to which TPC is a party. CCE acknowledges that, as a result of a rate settlement in FERC Docket Nos. RP95-271, et al., TPC is obligated to prepare and file the TPC Rate Case for rates to be effective November 1, 2006.

Section 3.23  Internal Controls.

(a)  The system of internal accounting controls that is applicable to TPC is sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for physical assets is compared with the existing physical assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(b)  Since November 17, 2004, neither TPC nor, to CCE’s Knowledge, any director, manager, officer, employee, auditor, accountant or representative of TPC, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or internal accounting controls of or for TPC, including any complaint, allegation, assertion or claim that TPC has engaged in fraudulent accounting or auditing practices. Since November 17, 2004, no attorney representing TPC, whether or not employed by TPC, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by TPC or any of its officers, directors, managers, employees or agents to TPC’s board of managers (or comparable managing body) or any committee thereof or to any manager or officer of TPC.

(c)  Except as disclosed in Section 3.23(c) of the CCE Disclosure Letter, there are no off-balance sheet structures or off-balance sheet transactions with respect to TPC or that would be required to be reported or set forth in the periodic reports filed by a reporting company under the Exchange Act.

Section 3.24  Hedging. Except as set forth on Section 3.24 of the CCE Disclosure Letter, TPC is not engaged in any natural gas or other futures or options trading in respect of which it has any material future liability, or is a party to any swaps, hedges, futures or similar instruments.

Section 3.25  Bank Accounts; Powers of Attorney. Section 3.25 of the CCE Disclosure Letter sets forth (a) the name of each financial institution with which TPC has borrowing or investment agreements, deposit or checking accounts or safe deposit boxes, (b) the types of those arrangements and accounts including the names in which the accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto and (c) the names of all Persons, if any, holding powers of attorney (other than powers of attorney incidental to commercial relationships entered into in the ordinary course of business) from TPC and a summary statement of the terms thereof. No Contract to which TPC is a party provides for the payment by the counterparty to any bank account other than those set forth on Section 3.25 of the CCE Disclosure Letter.

Section 3.26  Gas Imbalances. Section 3.26 of the CCE Disclosure Letter sets forth all gas imbalances on TPC’s pipeline system as of June 30, 2006. All gas imbalances on TPC’s pipeline system (whether as of June 30, 2006 or thereafter) are resolved pursuant to the terms of Operational Balancing Agreements (“OBAs”). The majority of OBAs follow the valuation methodology described in TPC’s tariff, which calls for imbalances to be resolved using a Monthly Index Price as calculated under Section 27 of the tariff’s General Terms and Conditions and Section 5(c) of the tariff’s Operator Balancing Agreement - Form N. TPC has certain grandfathered volumetric OBAs that do not follow Form N and for which the revaluation of outstanding volumetric imbalances impacts TPC's monthly income statement. Volumetric imbalances are noted in Section 3.26 of the CCE Disclosure Letter. The values of gas imbalances as determined pursuant to the imbalance resolution methodology set forth in the OBAs are used in preparing each balance sheet included in the TPC Annual Financial Statements and the TPC Six Month Interim Financial Statements.

Section 3.27  No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither CCE nor any other Person makes any other express or implied representation or warranty on behalf of CCE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ETP

ETP hereby represents and warrants to CCE as follows:

Section 4.1  Corporate Organization; Qualification. ETP is a limited partnership duly organized, validly existing and duly qualified or licensed and in good standing under the laws of the state or jurisdiction of its formation and has all requisite limited partnership power to own, lease and operate its properties and to carry on its business as currently conducted. ETP is duly qualified or licensed to do business as a foreign limited partnership and is, and has been, in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing, except for such failures to be qualified, licensed or in good standing that would not materially affect the consummation of the transactions contemplated by this Agreement.

Section 4.2  Authority Relative to this Agreement. ETP has full limited partnership power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement, including the CCE Acquisition Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement (including the CCE Acquisition Agreement) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all the necessary action on the part of ETP, and no other proceedings on the part of ETP are necessary to authorize this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement (including the CCE Acquisition Agreement) or to consummate the transactions contemplated hereby and thereby. This Agreement and the CCE Acquisition Agreement each have been, and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement as of the Closing Date will be, duly and validly executed and delivered by ETP, and assuming that this Agreement, the CCE Acquisition Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement and the CCE Acquisition Agreement constitute legal, valid and binding agreements of the other parties thereto are (in the case of this Agreement) or will be as of the Closing Date (in the case of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement), enforceable against ETP in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 4.3  50% CCE Interest. Effective as of the closing of the transactions under the CCE Acquisition Agreement, ETP will own all of the issued and outstanding 50% CCE Interest and will have good, valid and marketable title to the 50% CCE Interest, free and clear of all Encumbrances or other defects in title, and the 50% CCE Interest will not have not been pledged or assigned to any Person. At the Closing, the 50% CCE Interest will be transferred by ETP to CCE free and clear of all Encumbrances. Effective as of the closing of the transactions under the CCE Acquisition Agreement, the 50% CCE Interest will not be subject to any restrictions on transferability or voting agreements other than those imposed by this Agreement, the limited liability company agreement of CCE and applicable securities laws.

Section 4.4  Consents and Approvals. Except for any approvals of the transactions contemplated by the CCE Acquisition Agreement (or expiration of waiting periods) under the HSR Act and except for approvals required from the FCC, ETP does not require any consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority, or any other Person as a condition to the execution and delivery of this Agreement or the performance of the obligations hereunder, except where the failure to obtain such consent, approval or authorization of, or filing of, registration or qualification with, any Governmental Authority, or any other Person would not materially affect the consummation of the transactions contemplated by this Agreement.

Section 4.5  No Conflict or Violation. The execution, delivery and performance by ETP of this Agreement does not:

(a)  violate or conflict with any provision of the Organizational Documents of ETP;

(b)  violate any applicable provision of a law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority; or

(c)  violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any material obligation, penalty or premium to arise or accrue under any material contract, lease, loan, agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which ETP is a party or by which it is bound or to which any of its properties or assets is subject.

Section 4.6  Litigation. There are no lawsuits, actions, proceedings, or, to ETP’s knowledge, any investigations, pending or, to ETP’s knowledge, threatened, against ETP or any of its Subsidiaries or any executive officer or director thereof which would prohibit or impair ETP from undertaking any of the transactions contemplated by this Agreement, except as would not materially affect the consummation of the transactions contemplated by this Agreement. ETP is not subject to any outstanding judgment, order, writ, injunction, decree or award entered in an Action to which ETP was a named party which would prohibit or impair ETP from undertaking any of the transactions contemplated by this Agreement, except as would not materially affect the consummation of the transactions contemplated by this Agreement.

Section 4.7  Availability of Funds. ETP will have sufficient funds available to pay the purchase price under the CCE Acquisition Agreement on the closing date thereof and to consummate the transactions contemplated hereby. The ability of ETP to consummate the transactions contemplated under the CCE Acquisition Agreement and this Agreement is not subject to any condition or contingency with respect to financing.

Section 4.8  Brokerage and Finders’ Fees. Except for Credit Suisse Securities (USA) LLC, whose fees will be paid by ETP, none of ETP, any of its Affiliates, or its partners, directors, officers or employees, has incurred, or will incur any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement.

Section 4.9  Investment Representations.

(a)  ETP is acquiring the TPC Interests to be acquired by it hereunder for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the federal securities laws or any applicable foreign or state securities law.

(b)  ETP is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(c)  ETP understands that the acquisition of the TPC Interests to be acquired by it pursuant to the terms of this Agreement involves substantial risk. ETP and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and ETP acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that ETP is capable of evaluating the merits and risks of its investment in the TPC Interests to be acquired by it pursuant to the transactions contemplated hereby.

(d)  ETP understands that the TPC Interests to be acquired by it hereunder have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. ETP acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to an applicable exemption therefrom.

(e)  ETP acknowledges that the offer and sale of the TPC Interests to be acquired by it in the transactions contemplated hereby has not been accomplished by the publication of any advertisement.

Section 4.10  No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither ETP nor any other Person makes any other express or implied representation or warranty on behalf of ETP.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.1  Conduct of Business.

(a)  Except as expressly provided in this Agreement or as set forth in Section 5.1(a) of the CCE Disclosure Letter, from and after the date of this Agreement and until the Closing Date, CCE shall use commercially reasonable efforts to cause TPC to conduct and maintain its business in the ordinary course of business, consistent with past practice.

(b)  Except as contemplated by this Agreement or as set forth in Section 5.1(b) of the CCE Disclosure Letter, prior to the Closing Date, without the prior written consent of ETP (which consent shall not be unreasonably withheld or delayed), CCE shall cause TPC not to:

(i)  Amend its organizational documents or governance documents;

(ii)  Issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its membership or ownership interests or subdivide or in any way reclassify any membership or ownership interests or change or agree to change in any manner the rights of its outstanding membership or ownership interests;

(iii)  (A) Except for the payment of a distribution of $22,000,000 to the sole member of TPC, as necessary to meet debt covenants under the Existing TW Holdings Debt or for the payment of a distribution to the sole member of TPC in order to make the distributions contemplated by Section 5.1(c) hereof, declare, set aside or pay any dividend or other distribution with respect to any shares of any class or series of equity interests of TPC; (B) split, combine or reclassify any shares of any class or series of capital stock of TPC; or (C) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of equity interests of TPC, or any instrument or security which consists of or includes a right to acquire such equity interests;

(iv)  Except as may be required by agreements or arrangements identified in Section 5.1(b)(iv) of the CCE Disclosure Letter:

A.  grant any severance or termination payments;

B.  enter into or extend or amend any employment, consulting, severance or other compensation agreement with, or otherwise increase the compensation or benefits provided to any of its officers or other employees, either individually or as part of a class of similarly situated employees other than in the ordinary course of business, consistent with past practice;

C.  except as required by Applicable Law, amend or take any other actions, including, but not limited to, acceleration of vesting and waiver of performance criteria, with respect to any Employee Benefit Plan; or

D.  terminate any TPC Employee other than for cause;

(v)  Sell, lease, license, mortgage or otherwise dispose of any properties or assets material to its business, other than (A) sales made in the ordinary course of business consistent with past practice or (B) sales of obsolete or other assets not presently utilized in its business;

(vi)  Merge with or into or consolidate with any other Person;

(vii)  Make any change in its accounting principles, practices, estimates or methods, other than as may be required by GAAP, Applicable Law or any Governmental Authority;

(viii)  Organize any new Subsidiary or acquire any capital stock of, or equity or ownership interest in, any other Person;

(ix)  Materially modify or amend or terminate any Material Contract or waive, release or assign any material rights or Claims under a Material Contract, except in the ordinary course of business;

(x)  Pay, repurchase, discharge or satisfy any of its Claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

(xi)  Enter into any contract or transaction relating to the purchase of assets material to TPC, other than in the ordinary course of business consistent with past practice;

(xii)  (A) Incur or assume any short-term debt or long-term debt except for debt incurred to pay for any TPC Expansion Project Expense, any SUG Expansion Project Expense, any budgeted capital expenditure or the distributions contemplated by Section 5.1(c) hereof, (B) modify the terms of any indebtedness or other liability, other than modifications of short-term debt in the ordinary course of business, consistent with past practice; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in Section 5.1(b)(xii)(C) of the CCE Disclosure Letter;

(xiii)  Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiv)  Make or change any material election in respect of Taxes, adopt or request permission of any Taxing authority to change any material accounting method in respect of Taxes, or enter into any closing agreement in respect of Taxes that would increase the Tax liability of ETP, without ETP’s written consent, which consent shall not be unreasonably withheld;

(xv)  Other than routine compliance filings, make any filings or submit any documents or information to FERC without prior consultation with ETP;

(xvi)  Enter into any settlement agreement related to FERC-regulated tariff rates without ETP’s written consent, which consent shall not be unreasonably withheld;

(xvii)  Fail to use commercially reasonable efforts to pursue the TPC Expansion Projects; or

(xviii)  Fail to use commercially reasonable efforts to prepare, file and defend the TPC Rate Case; or

(xix)  Authorize any of, or commit or agree to take any of, the actions referred to in the paragraphs (i) through (xviii) above.

(c)  On or prior to the Closing Date, CCE shall make cash distributions in the aggregate amount of $50.0 million plus all Cash Flow for the period beginning July 1, 2006 until the date of the closing of the CCE Acquisition, of which $25.0 million shall be distributed to ETP, $25.0 million shall be distributed to the Class A Members (as defined in the Second Amended and Restated LLC Agreement) and the balance of such Cash Flow which shall be distributed one-half to ETP and one-half to the Class A Members (for purposes of this definition of Cash Flow, Cash Flow shall be deemed to include without duplication the amount of Citrus Corp. cash dividends actually paid with respect to the period from July 1, 2006 until September 30, 2006 and an estimated amount of Citrus Corp. cash dividends with respect to the period from

October 1, 2006 until the date of the closing of the CCE Acquisition using for such estimate 50% (i.e., CCE’s share) of Citrus Corp. net income for such period).

(d)  CCE shall, or shall cause TPC to, provide to ETP copies of any filings made with any Governmental Entities after the date of this Agreement and prior to the Closing Date.

(e)  CCE shall use its commercially reasonable efforts to cause TPC to have a Net Working Capital Amount as of the Closing Date that is greater than zero but it shall not be a condition to closing that this covenant be satisfied.

(f)  From the date of this Agreement until the Closing Date, CCE shall not make any cash distributions to its members except as specified in Section 5.1(c) or as specified in the Second Amended and Restated LLC Agreement.

Section 5.2  Access to Properties and Records.

(a)  CCE shall, and shall cause TPC to, afford to ETP and ETP’s accountants, counsel and representatives full reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all of the properties, books, contracts, commitments and records (including all environmental studies, reports and other environmental records and all pipeline cost-of-service and rate-related studies, reports and records related to TPC and, during such period, shall furnish to ETP all information concerning the business, properties, Liabilities and personnel related to TPC as ETP may request, provided, however, that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation or warranty of CCE or the conditions to the obligations of ETP. To the extent not located at the offices or properties of TPC as of the Closing Date, as promptly as practicable thereafter, CCE shall deliver, or cause its appropriate Affiliates to deliver to ETP all of the books of accounts, minute books, record books and other records (including safety, health, environmental, maintenance and engineering records and drawings) pertaining to the business operations of TPC and all financial and accounting records related to TPC. Such delivery shall include all work papers, pleadings, testimony, exhibits, spread sheets, research, drafts, memoranda, correspondence and other documents related to the TPC Rate Case (“TPC Rate Case Work Product”). TPC Rate Case Work Product has been and will be prepared in contemplation of litigation, and the use of TPC Rate Case Work Product has been and will be under the control of TPC’s attorneys. Notwithstanding anything to the contrary contained in this Agreement, CCE shall not be obligated to provide to ETP any documents or records relating to litigation and regulatory matters in which TPC is involved to the extent that CCE reasonably believes such documents or records are subject to the attorney-client or other applicable privilege in circumstances in which TPC is not the sole client unless the parties entitled to such attorney-client or other applicable privilege shall consent thereto and enter into an appropriate joint defense agreement for the purpose of preservation of such attorney-client or other applicable privilege.

(b)  The information contained herein, in the CCE Disclosure Letter or heretofore or hereafter delivered to ETP or its authorized representatives in connection with the transactions contemplated by this Agreement shall be held in confidence by ETP and its representatives in accordance with the Confidentiality Agreement until the Closing Date with respect to information relating to TPC. Following the Closing Date, CCE shall keep confidential all information related to the business and properties of TPC to the same extent as ETP is obligated to keep such information confidential in accordance with the terms of the Confidentiality Agreement (without regard to the preceding sentence) prior to the Closing Date.

Section 5.3  Consents and Approvals.

(a)  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use, and will cause its Affiliates to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under Applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including the preparation and filing of all forms, registrations and notices required to be filed by such party in order to consummate the transactions contemplated by this Agreement, the taking of all appropriate action necessary, proper or advisable to satisfy each of the conditions to Closing that are to be satisfied by that party or any of its Affiliates and the taking of such actions as are necessary to obtain any approvals, consents, orders, exemptions or waivers of Governmental Authorities and any other Person required to be obtained by such party in order to consummate the transactions contemplated by this Agreement.

(b)  Each party shall, and shall cause their respective Affiliates to, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to this Agreement to consummate the transactions contemplated hereby or those contemplated by the CCE Acquisition Agreement, use their respective commercially reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be (including by pursuing any available appeal process). Each of ETP and CCE shall use its respective commercially reasonable best efforts to, and shall cause their respective Affiliates to use their commercially reasonable best efforts to, promptly take or cause to be taken all actions necessary to comply with any requests made, or conditions set, by a Governmental Authority to consummate the transactions contemplated by this Agreement or the CCE Acquisition Agreement. Each party agrees to use its commercially reasonable best efforts to procure any third-party consents required in the preceding sentence. Notwithstanding the foregoing, in no event shall the term “commercially reasonable best efforts” require a party to agree to any divestiture, agreement, condition, restriction or requirement requested by any Governmental Entity to avoid the entry, enactment or promulgation of any threatened preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would constitute a material adverse effect on the financial condition, results of operations or prospects of such party and its Affiliates (including, with respect to ETP, TPC), taken as a whole (a “Burdensome Condition”). All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

(c)  By the later of (i) the seventh Business Day after the date hereof and (ii) the fifth Business Day after the approval by the FCC of the transfer of control contemplated by the CCE Acquisition Agreement, CCE and ETP shall file applications with the FCC for consent to the transfer of control of CCE and its Affiliates as contemplated by this Agreement.

(d)  For purposes of this Section 5.3, each party shall require their respective counsel to cooperate to the same extent as each party is required to cooperate with the other party.

(e)  Without limiting the generality of the undertakings pursuant to this Section 5.3 and subject to appropriate confidentiality protections and limitations set forth in Section 5.3(b) above, CCE, ETP and their respective Affiliates shall each furnish to the parties to this Agreement such necessary information and reasonable assistance a party may request in connection with the foregoing and, upon reasonable request shall each provide counsel for the other party with copies of all filings made by such party or such Affiliate, and all correspondence between such party or such Affiliate (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby, provided, however, that materials may be redacted (i) to remove references concerning the valuation of TPC, (ii) as necessary to comply with contractual arrangements and (iii) to remove information that is proprietary; and provided further, that information protected by the attorney client, work product privilege, or any other applicable privilege, shall be exchanged in a manner so as to preserve any such privilege. CCE and ETP agree to inform each other of all communications with any Governmental Authority.

Section 5.4  Further Assurances. On and after the Closing Date, CCE and ETP shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby, including the execution of any additional documents or instruments of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 5.5  Employee Matters.

(a) Except as provided in the following sentence, on the Closing Date, CCE shall terminate the active participation of the Affected Employees in all of the Employee Benefit Plans listed in Sections 3.12(a) and 3.12(b) of the CCE Disclosure Letter, except for (i) the Benefit Programs and Agreements listed as Items 5 and 6 in Section 3.12(b) of the CCE Disclosure Letter, (ii) the TPC VEBA and (iii) the life and long term disability insurance coverage contemplated by Section 5.5(b). Prior to the Closing Date, CCE shall, or shall cause TPC to, terminate the TPC Severance Plan. CCE shall notify Affected Employees of the termination of such active participation and the termination of the TPC Severance Plan prior to the Closing Date. Subject to the provisions of this Agreement, after the Closing Date, TPC shall be solely responsible for all obligations and Liabilities with respect to the Benefit Programs and Agreements listed as Items 5 and 6 in Section 3.12(b) of the CCE Disclosure Letter, the TPC VEBA, the retiree medical benefits addressed in Section 5.5(e), the accrued vacation days addressed in Section 5.5(c), the flexible benefit plan accounts addressed in Section 5.5(h), and each employee benefit policy, plan, agreement or arrangement that TPC, ETP or an Affiliate of either establishes, maintains or contributes to with respect to the TPC Employees, on or after the

Closing Date, and no such obligations or Liabilities shall be assumed or retained by CCE or its Affiliates. ETP shall, or shall cause TPC to, honor any continuing pay or salary obligations and any applicable legal or contractual rights to reinstatement with respect to all Affected Employees. Except as provided in the preceding provisions of this Section 5.5(a) and in Section 5.5(e), CCE shall retain all obligations or Liabilities and assets with respect to current and former TPC Employees and any Shared Service Employees who do not become Transferring Shared Service Employees in accordance with Section 5.5(g) or otherwise under all of the Employee Benefit Plans listed in Sections 3.12(a) and 3.12(b) of the CCE Disclosure Letter and all other employee benefit plans, policies and arrangements of CCE and its ERISA Affiliates, and no such obligations or Liabilities shall be assumed or retained by ETP or its Affiliates, including after the transactions contemplated hereby, TPC.

(b) Any Affected Employee who is unable to report to work with TPC as of the Closing Date due to disability shall continue to be eligible for any applicable long-term disability and life insurance coverage pursuant to CCE’s or PEPL’s long-term disability and life insurance plans until such time, if any, as such Affected Employee returns to active employment with TPC; provided, however, that in order to be eligible for such benefits, each such Affected Employee, pending approval for long-term disability benefits or return to active employment, must continue to pay all applicable long-term disability and life insurance premiums due following the Closing Date for such coverage. ETP shall, or shall cause TPC to, pay Affected Employees who are on short-term disability as of the Closing Date the short-term disability benefits that apply under the short-term disability program that covers the TPC Employees as of the date of this Agreement. Any Affected Employees who are on short-term disability as of the Closing Date but who subsequently transition to long-term disability shall be eligible for, and covered by, CCE’s or PEPL’s, as applicable, long-term disability and life insurance coverages but not ETP’s long-term disability and life insurance coverages, subject to the provisions of this Section 5.5(b).

(c) For no less than one year following the Closing Date, ETP shall, and shall cause TPC to, provide to Affected Employees those employee benefits that are provided by ETP to its similarly situated employees except with respect to short-term disability benefits, as provided in Section 5.5(b). With respect to those employee benefit plans of TPC, ETP or their Affiliates in which Affected Employees may participate on or after the Closing Date (“ETP Plans”), ETP shall cause the ETP Plans to credit prior service of the Affected Employees with TPC, PEPL and the Affiliates of either, past or present, for purposes of eligibility and vesting under ETP Plans and for all purposes with respect to any vacation, sick days, severance and post-retirement medical benefits; provided, however, that such service need not be credited to the extent it would result in a duplication of benefits. Following the Closing Date, ETP shall, or shall cause TPC to, honor the accrued vacation days of the Affected Employees that remain unused as of the Closing Date to the extent such accruals are shown, either as accruals for TPC Employees or full-time equivalent employees providing services to TPC, on the Closing Balance Sheet. Affected Employees shall also be given credit for any deductible or co-insurance payment amounts payable in respect of the ETP Plan year in which the Closing Date occurs, to the extent that, following the Closing Date, they participate in any ETP Plan during such plan year for which deductibles or co-payments are required. Any preexisting condition restrictions and waiting period limitations that were deemed satisfied with respect to a particular person under any Employee Benefit Plan or any other benefit plan that covered a Transferring Shared Service Employee immediately prior to the Closing Date shall be deemed satisfied by ETP and its Affiliates under ETP Plans with respect to such person on and after the Closing Date. The provisions of this Section 5.5(c) and Section 5.5(f) shall not alter the status of the Affected Employees as at-will employees of TPC or its Affiliates. Except as otherwise contemplated by this Agreement, the provisions of this Section 5.5(c) and Section 5.5(f) shall not affect the right of TPC, ETP or any of their Affiliates to amend or terminate any of their employee benefit plans, programs or arrangements with respect to ETP employees generally.

(d) ETP shall be responsible for all Liabilities and obligations under the Worker Adjustment and Retraining Notification Act and similar foreign, state and local rules, statutes and ordinances resulting from the actions of ETP or TPC after the Closing Date. ETP agrees to hold CCE harmless in accordance with Article VIII for any breach of such responsibility and ETP’s indemnification of CCE in this regard specifically includes any Claim by the Affected Employees for back pay, front pay, benefits or compensatory or punitive damages, any Claim by any Governmental Authority for penalties regarding any issue of prior notification (or lack thereof) of any plant closing or mass layoff occurring after the Closing Date and CCE’s costs, including reasonable attorney’s fees, in defending any such Claims.

(e) TPC has established the TPC VEBA, the assets and liabilities of which will be retained by TPC as of the Closing Date. TPC is or will be responsible for those post-retirement medical benefits described in Section 3.12(e)(vii) of the CCE Disclosure Letter or described in and/or valued under the CCE FAS 106 Report. In addition to the CCE FAS 106 Report, the Enron Inactive Medical Plan sets forth eligibility requirements relating to post-retirement medical benefits available to eligible current and former employees and retirees of TPC (and their eligible spouses, surviving spouses and dependents). The post-retirement medical benefits that TPC currently provides to eligible retirees (and their eligible spouses, surviving spouses and dependents) are described in the CCE Under Age 65 SPD and the CCE Medicare Eligible SPD. The employer subsidies that TPC currently makes available under cost sharing arrangements with respect to post-retirement medical benefits are described in the CCE FAS 106 Report as well as in a November 9, 2005 letter to then current TPC employees who had satisfied applicable age, service and hire date eligibility requirements. Both the CCE FAS 106 Report and the November 9, 2005 letter describe fixed dollar per year of service employer subsidies for eligible post-1989 retirees (and their eligible spouses, surviving spouses and dependents). The CCE FAS 106 Report describes a 60 percent employer subsidy for eligible pre-1990 retirees (and their eligible spouses, surviving spouses and dependents). True and complete copies of the CCE FAS 106 Report, the Enron Inactive Medical Plan, the CCE Under Age 65 SPD and the CCE Medicare Eligible SPD, as well as the November 9, 2005 letter have been provided to ETP. Effective as of the Closing Date, ETP shall, or shall cause TPC to, establish a plan to provide post-retirement medical benefits to eligible current and former employees and retirees of TPC (and their eligible spouses, surviving spouses and dependents). The eligibility requirements and employer subsidies under such plan shall be as described in the CCE FAS 106 Report and/or the Enron Inactive Medical Plan, and such eligibility requirements and employer subsidies shall be applied to all Affected Employees, including all Transferring Shared Service Employees, with such Transferring Shared Service Employees receiving prior service credit in accordance with the provisions of Section 5.5(c). Any provision of this

Agreement to the contrary notwithstanding, TPC shall, and ETP shall cause TPC to, take all actions with respect to the partition and distribution of assets and liabilities associated with the Enron VEBA as may be required of TPC by, or contemplated with respect to TPC under, any order of the Bankruptcy Court relating to the Enron VEBA Motion or any order of any other court of competent jurisdiction relating to the partition of assets held under the Enron VEBA and/or the distribution of liabilities associated with the Enron VEBA. For the avoidance of doubt, pursuant to the preceding sentence, TPC shall assume liabilities and the TPC VEBA shall receive certain allocated assets with respect to current and former employees and retirees of TPC, former employees and retirees of former affiliates of TPC who provided services to TPC, and their respective eligible spouses, surviving spouses and dependents, all in accordance with the terms of an order relating to the Enron VEBA Motion or any other order of a court of competent jurisdiction relating to the partition and distribution of assets and liabilities under the Enron VEBA, and all such individuals shall be eligible to participate in the post-retirement medical benefits plan established by TPC or ETP under this Section 5.5(e). Except as otherwise indicated in Section 3.12(e)(vii) of the CCE Disclosure Letter or as otherwise required by Applicable Law or the provisions of a final order entered in connection with the Enron VEBA Motion or by another court of competent jurisdiction relating to the partition and distribution of assets and liabilities under the Enron VEBA, nothing in this Agreement shall prohibit TPC or CCE from exercising their respective rights as the sponsor of TPC’s post-retirement medical benefits program to amend, modify or terminate the benefits provided thereunder, whether before or after the Closing Date; provided, however, that between the date hereof and the Closing Date, CCE shall not amend its post-retirement medical benefits program to increase the benefits provided thereunder, reduce retiree contribution or premium rates for coverage thereunder or expand eligibility under such programs.

(f) In the event that, on the Closing Date or during the Continuation Period, (i) the employment of an Affected Employee is terminated by TPC, ETP or an Affiliate of either other than For Cause, (ii) TPC, ETP or an Affiliate of either fails to provide an Affected Employee with at least the same level of Base Compensation as was in effect immediately prior to the Closing Date, or (iii) without the consent of an Affected Employee, TPC, ETP or an Affiliate of either changes the primary work location of such Affected Employee to a location that is more than 50 miles away from the Affected Employee’s primary work location immediately prior to the Closing Date, ETP shall be responsible for and shall pay to such Affected Employee, in a lump sum payment, not later than sixty (60) days following the date of the Affected Employee’s termination of employment, the following severance benefits (the “Severance Benefits”): two (2) weeks of the Affected Employee’s Base Compensation for each full or partial year of service measured from the Affected Employee’s date of hire reflected in Section 5.5(g) of the CCE Disclosure Letter, not to exceed fifty-two (52) weeks of such Base Compensation; provided, however, that in no event shall such Severance Benefits be less than eight (8) weeks of such Base Compensation. The costs incurred directly or indirectly in connection with the termination of employment of any Affected Employee on or after the Closing Date shall be borne exclusively by ETP. ETP’s obligation to provide the Severance Benefits shall be subject to the Affected Employee’s execution of a release of all claims against TPC, ETP and the Affiliates of either, and CCE, PEPL and the Affiliates of either, in a form reasonably satisfactory to ETP and CCE. For purposes of this Section 5.5(f), “Continuation Period” shall mean the one-year period following the Closing Date. For purposes of this Section

5.5, “For Cause” shall mean (i) the commission by the Affected Employee of a criminal or other act that causes or is reasonably likely to cause substantial economic damage to TPC or substantial injury to the business reputation of TPC, (ii) the commission by the Affected Employee of an act of fraud, theft or financial dishonesty in the performance of the Affected Employee’s duties on behalf of TPC, (iii) the continuing failure or continuing refusal of the Affected Employee to satisfactorily perform the duties of the Affected Employee to TPC, (iv) the material disregard or violation by the Affected Employee of the legal rights of any employees of TPC or of TPC’s written policies regarding harassment or discrimination, or (v) any other conduct materially detrimental to TPC’s business. For purposes of this Section 5.5(f), “Base Compensation” shall mean an Affected Employee’s base hourly wages or base salary, as applicable, at termination of employment; provided, however, that in no event shall an Affected Employee’s Base Compensation for purposes of calculating the Severance Benefits provided for under this Section 5.5(f) be less than such Affected Employee’s base hourly wages or base salary, as applicable, in effect as of the date of this Agreement. For the avoidance of doubt, two weeks of each Affected Employee’s Base Compensation as of the date of this Agreement is reflected in the “BiWkly Salary” columns in Section 5.5(g) of the CCE Disclosure Letter.

(g)  Section 5.5(g) of the CCE Disclosure Letter sets forth a list of the TPC Employees as of the date hereof, including each such TPC Employee’s current annual base compensation, annual bonus, job title, work location, hire date, and vacation balance as of the date of this Agreement, as well as two weeks of each such TPC Employee’s Base Compensation as of the date of this Agreement, as reflected in the “BiWkly Salary” columns, for purposes of Section 5.5(f). Also listed in Section 5.5(g) of the CCE Disclosure Letter, as it may be amended as contemplated by this Section 5.5(g), are employees of CCES or PEPL on the date of this Agreement, who provide services to TPC, and who are being made available for transfer to TPC on the date immediately preceding the Closing Date pursuant to the provisions of this Section 5.5(g) (“Shared Service Employees”). With respect to each Shared Service Employee, Section 5.5(g) of the CCE Disclosure Letter sets forth, as of the date hereof, such Shared Service Employee’s current annual base compensation, annual bonus, job title, work location, hire date, and vacation balance as of the date of this Agreement, as well as two weeks of each such Shared Service Employee’s Base Compensation as of the date of this Agreement, as reflected in the “BiWkly Salary” columns, for purposes of Section 5.5(f). In the event that CCE or ETP requests that the list of Shared Service Employees be amended, by adding an employee to the list or deleting an employee from the list within the first thirty (30) days following the execution of this Agreement, the parties agree to negotiate in good faith to determine if such request can be accommodated. Not later than thirty (30) days following the execution of this Agreement, ETP may identify to CCE, in writing, not more than five (5) Shared Service Employees who shall not be transferred to TPC. Each Shared Service Employee not so identified by ETP shall be considered a “Transferring Shared Service Employee” under this Agreement. All of the Transferring Shared Service Employees shall be transferred to TPC, and become employees of TPC, on the date preceding the Closing Date. CCE shall pay, or CCE shall cause CCES or PEPL, as applicable, to pay any severance costs relating to any Shared Service Employees who do not become Transferring Shared Service Employees under the preceding provisions of this Section 5.5(g). In accordance with the provisions of Section 5.5(f), ETP shall pay the Severance Benefits, if any, relating to any Shared Service Employees who become Transferring Shared Service Employees under the preceding provisions of this Section 5.5(g). ETP shall, or shall cause TPC to, pay each Affected Employee a base hourly wage or base salary, as applicable, that is not less than his or her base hourly wage or base salary, as applicable, in effect with TPC, CCES or PEPL, as applicable, immediately prior to the Closing Date. CCE agrees that, within the thirty (30) day period following the execution of this Agreement, neither CCES nor PEPL shall terminate the employment of any Shared Service Employee other than For Cause, without the written consent of ETP. CCE further agrees that, prior to the Closing Date, neither CCES nor PEPL shall terminate the employment of any Transferring Shared Service Employee other than For Cause, without the written consent of ETP.

(h) As soon as administratively feasible after the Closing Date, CCE and PEPL shall transfer to ETP’s flexible benefits plan, an amount, in cash, equal to any health care and dependent care balances standing to the credit of Affected Employees under the CCE and PEPL flexible benefit plans (the “CCE Flex Plans”) as of the day immediately preceding the Closing Date, and ETP shall, or shall cause TPC to, reimburse Affected Employees for all eligible health and dependent care expenses that would otherwise be payable under the terms of the CCE Flex Plans on or after the Closing Date. As soon as administratively feasible after the Closing Date, CCE shall provide to ETP a list of those Affected Employees who have participated in the health or dependent care reimbursement accounts under the CCE Flex Plans, together with their elections made prior to the Closing Date with respect to such accounts, and balances standing to their credit as of the day immediately prior to the Closing Date.

(i) Affected Employees will be eligible to participate in the Energy Transfer Partners Profit Sharing and 401(k) Plan (the “ETP 401(k) Plan”) following the Closing Date. ETP shall take reasonable measures designed to facilitate the ETP 401(k) Plan’s acceptance from any Affected Employee of a rollover or direct rollover of all of his or her account balances under the CrossCountry Energy Savings Plan 001, the CrossCountry Energy Savings Plan 002 and/or the Southern Union Savings Plan (each a “CCE Defined Contribution Plan”), including his or her loan balances and related loan documentation under the CCE Defined Contribution Plan(s); provided that an Affected Employee shall only be permitted to roll over his or her loan balances and related loan documentation if the Affected Employee makes a rollover or direct rollover of all of his or her account balances under the CCE Defined Contribution Plan or Plans which include the Affected Employee’s outstanding loan balances. The trustee or recordkeeper of CCE’s Defined Contribution Plans shall transfer to the trustee or recordkeeper of the ETP 401(k) Plan any loan documentation for loans to be rolled over or transferred to the ETP 401(k) Plan pursuant to the provisions of this Section 5.5(i). The provisions of this Section 5.5(i) shall not be construed to require that any Affected Employee roll over or otherwise transfer his or her account balances under a CCE Defined Contribution Plan to the ETP 401(k) Plan. CCE shall, or shall cause PEPL to, fully vest the account balances of all Affected Employees under the CCE Defined Contribution Plans.

(j) Notwithstanding any provisions of the Southern Union Company Annual Incentive Plan (the “Annual Incentive Plan”) to the contrary, no payment for the 2006 Plan Year (as defined in the Annual Incentive Plan) shall be made to any Affected Employee, and including any accelerated payment pursuant to Section VI of the Annual Incentive Plan), except as provided in this Section 5.5(j). On or before March 15, 2007, ETP shall, or shall cause TPC to, pay to the Affected Employees the amount determined by multiplying, the sum of the total of the amounts reflected in the “Amount at Midpt” column for the TPC Employees as set forth in Section 5.5(g) of the CCE Disclosure Letter plus the total of the amounts reflected in the “Amount at Midpt” column for the Shared Service Employees who become Affected Employees as set forth in Section 5.5(g) of the CCE Disclosure Letter (as it may be amended pursuant to Section 5.5(g)), by a fraction, the numerator of which is the number of completed calendar months in 2006 occurring on or before the Closing Date, and the denominator of which is twelve (12). Each such Affected Employee who is employed by ETP, TPC or an affiliate of either on the date that the amount determined under the preceding sentence is paid shall receive a percentage, that is not less than nor greater than the percentage reflected in the individual Affected Employee’s “Target Bonus Range,” of such Affected Employee’s “Annual Salary” as reflected in Section 5.5(g) of the CCE Disclosure Letter (as it may be amended pursuant to Section 5.5(g)), multiplied by a fraction, the numerator of which is the number of completed calendar months in 2006 occurring on or before the Closing Date, and the denominator of which is twelve (12). Notwithstanding the foregoing provisions of this Section 5.5(j), no payments for the 2006 Plan Year under the Annual Incentive Plan shall be made to the extent that they are not accrued for the Annual Incentive Plan on the Closing Balance Sheet.

                                (k) Until the Closing Date, CCE shall provide ETP an opportunity to particpate with TPC as a participating employer in discussions regarding the Enron VEBA Motion, including the allocation of assets and liabilities to TPC thereunder, and in settlement negotiations, if any, relating to any proceeding in another court of compentent jurisdiction relating to the partition and distribution of assets and liabilitites under the Enron VEBA.

Section 5.6  Tax Covenants.

(a)  Tax Return Filings, Refunds, and Credits.

(i)  CCE shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (including any Consolidated Income Tax Returns) due on or before the 30th day following the Closing Date required to be filed by or on behalf of TPC (and make all elections with respect to such Tax Returns) for Tax periods that end on or before the Closing Date, and CCE may timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all other Tax Returns (including any Consolidated Income Tax Returns) required to be filed by or on behalf of TPC (and make all elections with respect to such Tax Returns) for Tax periods that end on or before the Closing Date (all such returns required to be prepared and filed or actually prepared and filed by CCE, the “CCE Returns”).

(ii)  ETP shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (the “Straddle Period Returns”) required to be filed by or on behalf of TPC (and make all elections with respect to such Tax Returns) for all Tax periods ending after the Closing Date that include the Closing Date (the “Straddle Period”), and ETP shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns required to be filed by or on behalf of TPC (and make all elections with respect to such Tax Returns) for Tax periods that end on or before the Closing Date, other than CCE Returns (all such returns required to be prepared and filed by ETP, the “ETP Returns”). All ETP Returns shall be prepared in accordance with past practice to the extent consistent with applicable law and the operations of TPC. ETP shall provide CCE with copies of any ETP Returns at least forty-five (45) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle

Statement”) setting forth and calculating in reasonable detail the Pre-Closing Taxes as defined below. If CCE agrees with the ETP Return and Straddle Statement, the amount of Pre-Closing Taxes shall be as shown thereon. If, within fifteen (15) days of the receipt of the ETP Return and Straddle Statement, CCE notifies ETP that it disputes the manner of preparation of the ETP Return or the amount calculated in the Straddle Statement, and provides ETP its proposed form of ETP Return, a statement setting forth and calculating in reasonable detail the Pre-Closing Taxes, and a written or oral explanation of the reasons for its adjustment, then ETP and CCE shall attempt to resolve their disagreement within the five (5) days following CCE’s notification or ETP of such disagreement. If ETP and CCE are unable to resolve their disagreement, the dispute shall be submitted to a mutually agreed upon nationally recognized independent accounting firm, whose expense shall be borne equally by ETP and CCE, for resolution within twenty (20) days of such submission. The decision of such accounting firm with respect to such dispute shall be binding upon ETP and CCE.

(iii)  From and after the Closing Date, ETP and its Affiliates (including TPC) will not file any amended Tax Return, carryback claim or other adjustment request by or on behalf of TPC for any Tax period that includes or ends on or before the Closing Date unless CCE consents in writing.

(iv)  For purposes of this Agreement, in the case of any Taxes of TPC that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes “Pre-Closing Taxes” shall be the excess of (A) (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount that would be payable if the Tax period ended at the close of business on the Closing Date and (ii) in the case of Taxes (other than those described in clause (i)) imposed on a periodic basis with respect to the business or assets of TPC, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period over (B) any prepayment or advances of Taxes or any payments of estimated Taxes with respect to the Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 5.6(a)(iv) shall be computed by reference to the level of such items at the close of business on the Closing Date. The parties hereto will, to the extent permitted by Applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date. For purposes of this Agreement, “Post-Closing Taxes” shall include any Taxes of TPC that are payable with respect to a Straddle Period, except for the portion of any such Taxes that constitutes Pre-Closing Taxes. For purposes of this Agreement, the Texas corporate franchise tax determined based on the income or capital of any entity for the year during which the Closing Date occurs shall be considered to be a Tax due with respect to the Straddle Period.

(v)  CCE and ETP shall reasonably cooperate in preparing and filing all Tax Returns required to be filed by or on behalf of TPC, including maintaining and making available to each other all records reasonably necessary in connection with Taxes of TPC and in resolving all disputes and audits with respect to all Tax periods relating to Taxes of TPC.

(vi)  For a period of six (6) years after the Closing Date, CCE and its representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of TPC to the extent that such books and records relate to Taxes and to the extent that such access may reasonably be required by CCE in connection with matters relating to or affected by the operation of TPC prior to the Closing Date. Such access shall be afforded by ETP upon receipt of reasonable advance notice and during normal business hours. If ETP shall desire to dispose of any of such books and records prior to the expiration of such six-year period, ETP shall, prior to such disposition, give CCE a reasonable opportunity, at CCE’s expense, to segregate and remove such books and records as CCE may select.

(vii)  If a Tax Indemnified Party receives a refund or credit or other reimbursement with respect to Taxes for which it was indemnified under this Agreement, the Tax Indemnified Party shall pay over such refund or credit or other reimbursement to the Tax Indemnifying Party.

(viii)  ETP shall not, and shall cause TPC to not, make, amend or revoke any Tax election if such action would adversely affect any of CCE or its Affiliates with respect to any Tax period ending on or before the Closing Date or for the Pre-Closing Period or any Tax refund with respect thereto unless ETP and its Affiliates indemnify and make CCE and its Affiliates whole for any detriment or cost incurred (or to be incurred) by them as a result of such action.

(ix)  For purposes of this Agreement a “Consolidated Income Tax Return” is any income Tax Return filed with respect to any consolidated, combined, affiliated or unified group provided for under Section 1501 of the Code and the Treasury regulations under Section 1502 of the Code, or any comparable provisions of state or local law, other than any income Tax Return that includes only TPC.

(b)  Indemnity for Taxes.

(i)  CCE hereby agrees to indemnify ETP and its affiliates against and hold them harmless from and against all liability for (A) all Taxes that are attributable to CCE or any member of an affiliated, consolidated, combined or unitary Tax group of which TPC (or any direct or indirect predecessor(s) of TPC) was a member at any time on or prior to the Closing Date and not after the Closing Date that is imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), except to the extent reflected on the TPC Six Month Interim Financial Statements, (B) any Taxes of TPC incurred as a transferee or a successor relating to any full or partial Tax period ending on or before the Closing Date, except to the extent reflected on the TPC Six Month Interim Financial Statements, (C) CCE’s portion of Transfer Taxes pursuant to Section 5.6(f), and (D) any Damages arising out of, resulting from, or incurred in connection with any breach or inaccuracy of any representation or warranty set forth in Section 3.16; provided, however, that the determination of whether such a breach or inaccuracy of Section 3.16(c), (d), or (e) occurred will be made without the Material Adverse Effect qualifications contained therein.

(ii)  ETP hereby agrees to indemnify CCE and its Affiliates against and hold them harmless from all liability for (A) all Taxes of TPC with respect to all Tax periods beginning after the Closing Date, (B) Post-Closing Taxes with respect to any Straddle Period, (C) ETP’s portion of Transfer Taxes pursuant to Section 5.6(f), (D) all Taxes imposed on TPC with respect to Tax periods ending on or before the Closing Date, and (E) Pre-Closing Taxes with respect to any Straddle Period.

(iii)  The obligation of CCE to indemnify and hold harmless ETP, on the one hand, and the obligations of ETP to indemnify and hold harmless CCE, on the other hand, pursuant to this Section 5.6, shall terminate upon the expiration of the applicable statutes of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof) or if a Claim is brought with respect thereto, until such time as such Claim is resolved.

(c)  Certain Payments. ETP and CCE agree to treat (and cause their Affiliates to treat) any payment by CCE under Section 5.6(b) as an adjustment to the property distributed by CCE to ETP in redemption of the 50% CCE Interest for all Tax purposes.

(d)  Contests.

(i)  After the Closing Date, CCE and ETP each shall notify the other party in writing within ten (10) days of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of TPC that, if determined adversely to the taxpayer (the “Tax Indemnified Party”) or after the lapse of time would be grounds for indemnification under this Section 5.6 by the other party (the “Tax Indemnifying Party” and a “Tax Claim”). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. Failure to give such notification shall not affect the indemnification provided in this Section 5.6 except to the extent the Tax Indemnifying Party shall have been prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than ten (10)

days after the Tax Indemnified Party’s receipt thereof, copies of all relevant notices and documents (including court papers) received by the Tax Indemnified Party.

(ii)  In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any Taxable years or periods ending on or before the Closing Date, CCE shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that if CCE does not timely take control of such audit or proceeding, ETP may, at its expense, control the conduct of the audit or proceeding. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any Straddle Period, ETP shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that (A) ETP shall keep CCE reasonably informed with respect to the status of such audit or proceeding and provide CCE with copies of all written correspondence with respect to such audit or proceeding in a timely manner and (B) if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of TPC for which CCE would be liable under this Section 5.6, CCE may participate in the conduct of such audit or proceeding at its own expense.

(iii)  In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any Taxable years or periods beginning after the Closing Date, ETP shall have the right, at its expense, to control the conduct of such audit or proceeding.

(iv)  ETP and CCE shall reasonably cooperate in connection with any Tax Claim, and such cooperation shall include the provision to the Tax Indemnifying Party of records and information that are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)  Transfer and Similar Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes, but not including any Federal or state income taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by ETP and CCE, and CCE shall accurately file all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely pay all such Transfer Taxes. If required by Applicable Law, ETP will join in the execution of any such Return. CCE shall provide copies of any Tax Returns with respect to Transfer Taxes to ETP no later than five (5) days after the due dates of such Tax Returns.

(f)  Termination of Tax Sharing Agreements. On or prior to the Closing Date, CCE shall cause all Tax sharing agreements between CCE or any of its Affiliates (as determined immediately after the Closing Date) on the one hand, and TPC on the other hand, to be terminated, and all obligations thereunder shall be settled, and no additional payments shall be made under any provisions thereof after the Closing Date.

Section 5.7  Control of Administrative and Regulatory Proceedings. CCE and ETP agree and acknowledge that, up to the Closing Date, CCE shall be entitled to control, defend and otherwise conduct any administrative or regulatory proceeding involving TPC. CCE will use commercially reasonable efforts to, and will cause TPC to, conduct any administrative or regulatory proceeding in a manner that is intended to maximize the value of TPC on and after the Closing Date. The Parties agree and acknowledge that, prior to the Closing Date, ETP shall be entitled to participate at its expense in any administrative or regulatory proceeding, meeting, or settlement conference, in administrative or regulatory proceedings involving or affecting TPC. The Parties agree and acknowledge that, after the Closing Date, ETP will assume control of any administrative or regulatory proceeding involving or affecting TPC subject to the terms of the TPC Transition Services Agreement.

Section 5.8  Maintenance of Insurance Policies.

(a)  CCE and ETP agree that to the extent the Insurance Policies provide coverage, CCE will process the Casualty Insurance Claims relating to the business of TPC (including reported claims and including incurred but not reported claims) and that such Casualty Insurance Claims shall remain with TPC following the Closing. For purposes hereof, “Casualty Insurance Claims” shall mean workers’ compensation, auto liability, general liability and products liability claims and claims for damages caused to the facilities of TPC generally insured under all risk, real property, boiler and mechanical breakdown insurance coverage all with dates of occurrence prior to the date of Closing. The Casualty Insurance Claims are subject to the provisions of the Insurance Policies with insurance carriers and contractual arrangements with insurance adjusters maintained by CCE or its Affiliates prior to the Closing. With respect to the Casualty Insurance Claims where coverage is available under the Insurance Policies, the following procedures shall apply: (i) CCE or its Affiliates shall continue to administer, adjust, settle and pay, on behalf of TPC, all Casualty Insurance Claims; provided, however, that CCE will obtain the consent of ETP prior to adjusting, settling or paying any Casualty Insurance Claim of an amount greater than $100,000 and provided further, that CCE shall permit ETP to join CCE in any settlement negotiations with claimants, insurers, or insurance adjusters and (ii) CCE shall invoice TPC at the end of each month for Casualty Insurance Claims paid on behalf of TPC. ETP shall cause TPC to pay the invoice within thirty (30) days of its date. In the event that TPC does not pay CCE within thirty (30) days of such invoice, interest at the rate of ten percent (10%) per annum shall accrue on the amount of such invoice. Casualty Insurance Claims to be paid by CCE hereunder shall include all costs necessary to settle claims including compensatory, medical, legal and other allocated expenses, net of insurance proceeds. In the event that any Casualty Insurance Claims exceeds a deductible or self-insured retention under the Insurance Policies, CCE shall be entitled to the benefit of any insurance proceeds that may be available to discharge any portion of such Casualty Insurance Claim.

(b)  After the Closing, ETP shall be responsible for, and neither CCE nor any of its Affiliates shall have any responsibility for, the payment of any deductible amounts or underlying limits attributable to the Insurance Policies for Casualty Insurance Claims relating to TPC. ETP acknowledges that certain of the Insurance Policies may require CCE or any of its Affiliates to provide an indemnity to the insurance carrier for deductible amounts and to provide collateral to secure such indemnity obligations. ETP hereby agrees to indemnify and hold harmless CCE or any of its Affiliates (as applicable) for any and all of the costs of maintaining such collateral and for any charges made against such collateral or indemnification payments in connection with claims arising or alleged to arise from the operations of TPC required to be paid by CCE of any of its Affiliates (as applicable) under or with respect to such Insurance Policies from and after the Closing Date.

(c)  Other than as set forth in Section 3.21 hereof, CCE makes no representation or warranty with respect to the applicability, validity or adequacy of any Insurance Policies, and CCE shall not be responsible to ETP or any of its Affiliates for the failure of any insurer to pay under any such Insurance Policy.

(d)  Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policies. CCE and ETP confirm that the sole intention of this Section 5.8 is to divide and allocate the benefits and obligations under the Insurance Policies between them as of the Closing Date and not to affect, enhance or diminish the rights and obligations of any insurer or claims service organization thereunder. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against CCE or ETP or any of their Affiliates in respect of payments made by one to the other under any Insurance Policy.

(e)  If ETP requests a copy of an Insurance Policy relating to a pending or threatened Casualty Insurance Claim, CCE shall provide a copy of all relevant insurance policies which insure such Casualty Insurance Claims within five (5) Business Days, provided, however, that if CCE cannot provide such policy within five (5) Business Days after exercising commercially reasonable efforts to locate such policy, CCE shall continue to exercise its commercially reasonable efforts to provide such policy to ETP as soon as possible thereafter.

(f)  Except to the extent specified in this Section 5.8, TPC shall not participate in any insurance policy or program of CCE or any of its Affiliates following the Closing.

Section 5.9  Preservation of Records. ETP agrees that it shall, at its own expense, preserve and keep the records held by it relating to the business of TPC that could reasonably be required after the Closing by CCE for as long as may be required for such categories of records by the time periods required by Applicable Law and in accordance with CCE’s document retention practices. In addition, ETP shall make such records available to CCE as may reasonably be required by CCE in connection with, among other things, any insurance claim, legal proceeding or governmental investigation relating to the respective businesses of CCE and its Affiliates, including TPC.

Section 5.10  Public Statements. Neither party shall, nor shall permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto, unless such disclosure is required by Applicable Law, or by obligations pursuant to any agreement with any national securities exchange; provided, however, that the party intending to make such release shall give the other parties prior notice and shall use its commercially reasonable efforts consistent with such Applicable Law or obligation to consult with the other parties with respect to the text thereof.

Section 5.11  Assignment of Trademarks.

(a)  Effective upon the Closing Date, CCE shall assign or cause to be assigned to TPC, the trademarks, service marks, and trade names listed on Section 5.11 of the CCE Disclosure Letter, together with all slogans, logotypes, designs and trade dress associated therewith, including all applications and registrations therefor, which are, in each case, in existence on the Closing Date and currently being used in the conduct of the business of TPC (collectively, the “TPC Marks”).

(b)  CCE shall use commercially reasonable efforts to assist ETP in protecting and maintaining the rights of TPC in connection with use of the TPC Marks by TPC, including preparation and execution of documents necessary or appropriate in the ordinary course to register TPC Marks and/or record this Agreement. As between the parties, ETP shall have the sole right to, and in its sole discretion may, commence, prosecute or defend, and control any action concerning the TPC Marks.

Section 5.12  Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use, and will cause their respective Affiliates to use, all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 5.13  Financial Statements; Financial Records of CCE.

(a)  If Closing does not occur on or prior to September 30, 2006, then CCE shall (i) no later than November 15, 2006, prepare and deliver to ETP the CCE Nine Month Interim Financial Statements, (ii) no later than November 15, 2006, cause TPC to prepare and deliver to ETP the TPC Nine Month Interim Financial Statements and (iii) no later than December 1, 2006, cause Citrus to prepare and deliver to ETP the Citrus Nine Month Interim Financial Statements, and CCE shall cause the financial statements referred to in clauses (i), (ii) and (iii) of this sentence to present fairly in all material respects, in accordance with GAAP consistently applied, the financial condition and results of operation of CCE, Citrus and TPC, respectively, as of and for the periods set forth therein, subject, in the case of the CCE Nine Month Interim Financial Statements, the Citrus Nine Month Interim Financial Statements and the TPC Nine Month Interim Financial Statements, to normal recurring year-end adjustments that are not material, either individually or in the aggregate, and the absence of full footnote disclosure. If Closing does not occur on or prior to December 31, 2006, then CCE (w) no later than March 1, 2007, shall prepare and deliver to ETP the CCE 2006 Financial Statements and the Citrus 2006 Financial Statements, and (x) no later than March 1, 2007, cause TPC to prepare and deliver to ETP the TPC 2006 Financial Statements. CCE shall cause the financial statements referred to in clauses (w) and (x) of the preceding sentence to present fairly in all material respects, in accordance with GAAP consistently applied, the financial condition and results of operation of CCE, Citrus and TPC, respectively, as of and for the periods set forth therein. No later than (y) November 1, 2006, CCE shall prepare and deliver to ETP the CCE Stub Period Income Statements and (z) November 1, 2006, cause TPC and Citrus to prepare and deliver to ETP the TPC Stub Period Financial Statements and the Citrus Stub Period Financial Statements, respectively. CCE shall cause the financial statements for three month periods referred to in clauses (y) and (z) of the preceding sentence to fairly present in all material respects, in accordance with GAAP consistently applied, subject to normal recurring year-end adjustments that are not material, either individually or in the aggregate, and the absence of full footnote disclosure, and shall cause the financial statements for one month periods referred to in clauses (y) and (z) of the preceding sentence to be prepared in a manner not inconsistent with the financial statements for the quarterly period from which such one month financial statements were taken.

(b)  CCE shall use commercially reasonable efforts, at ETP’s expense, to (i) cause the CCE Financial Statements, the Citrus Financial Statements and the TPC Financial Statements to be modified so that the CCE Financial Statements, the Citrus Financial Statements and the TPC Financial Statements comply in all material respects with the requirements of Regulation S-X, as adopted by the SEC, and (ii) deliver such modified financial statements to ETP (A) no later than November 1, 2006 in the case of the CCE Annual Financial Statements, the Citrus Annual Financial Statements, the TPC Annual Financial Statements, the CCE Six Month Interim Financial Statements, the Citrus Six Month Interim Financial Statements and the TPC Six Month Interim Financial Statements, (B) no later than December 15, 2006 in the case of the CCE Nine Month Interim Financial Statements, the Citrus Nine Month Interim Financial Statements and the TPC Nine Month Interim Financial Statements, (C) no later than March 1, 2007 in the case of the CCE 2006 Financial Statements and the Citrus 2006 Financial Statements and (D) no later than March 15, 2007 in the case of the TPC 2006 Financial Statements; provided, however, that notwithstanding the foregoing, such modified financial statements shall only be required to be delivered by CCE to ETP to the extent that the corresponding non-modified financial statements contemplated by Section 5.13(a) are required to be delivered by CCE to ETP.

(c)  CCE consents to the inclusion or incorporation by reference of the CCE S-X Financial Statements, the Citrus S-X Financial Statements and the TPC S-X Financial Statements in any registration statement, report or other document of ETP or any of its Affiliates to be filed with the SEC in which ETP or such Affiliates reasonably determines that the CCE S-X Financial Statements, the Citrus S-X Financial Statements and/or the TPC S-X Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. CCE shall use commercially reasonable efforts to cause PricewaterhouseCoopers LLP to consent to the inclusion or incorporation by reference of its audit opinion with respect to the CCE 2006 Financial Statements, the CCE Annual Financial Statements, the TPC 2006 Financial Statements, the TPC Annual Financial Statements, the Citrus 2006 Financial Statements and the Citrus Annual Financial Statements in any such registration statement, report or other document. CCE shall execute and deliver to PricewaterhouseCoopers LLP such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information) (or any successor statement related to the topic of accountants’ comfort letters), as may be reasonably requested by PricewaterhouseCoopers LLP, with respect to the CCE S-X Financial Statements, the Citrus S-X Financial Statements and the TPC S-X Financial Statements. CCE shall use commercially reasonable efforts to cause PricewaterhouseCoopers to deliver a comfort letter in form and substance customary with respect to offerings of securities registered under the Securities Act with respect to the CCE S-X

Financial Statements, the Citrus S-X Financial Statements, the TPC S-X Financial Statements and financial information related to CCE, Citrus and/or TPC that is included in a prospectus or offering memorandum related to an offering of securities of the type for which comfort letters are customarily provided to the underwriters or initial purchasers in connection therewith. Any costs related to any of the foregoing described in Sections 5.13(b) and (c), including the preparation of such S-X financial statements, SAS 100 reviews, obtaining any consent of, or comfort letters from, PricewaterhouseCoopers LLP, shall be borne by ETP.

(d)  CCE shall, and shall cause its Subsidiaries to, afford to ETP and any of its Affiliates, and their respective accountants, counsel and representatives full reasonable access during normal business hours for three years following the Closing Date to all financial and accounting records, and contracts and other documentation reasonably related thereto, of CCE and its Subsidiaries, including Citrus, to the extent (i) such records and other information are not part of the books and records of TPC delivered to ETP pursuant to Section 5.2(a) hereof and (ii) such records and other information is reasonably necessary for ETP and any of its Affiliates in connection with (A) the preparation of pro forma financial statements related to the transactions contemplated by this Agreement, (B) the preparation of any report or other filing required for compliance with federal or state securities laws, including prospectuses or offering memoranda relating to securities offerings, by ETP or any of its Affiliates, (C) a subsequent audit of the financial statements of CCE or TPC in connection with a change in external audit firms, (D) a subsequent restatement of the financial statements of the financial statements of CCE, Citrus or TPC or (E) any inquiry, investigation or legal proceeding by any Governmental Authority related to the financial statements of CCE, Citrus or TPC.

Section 5.14  Covenants Regarding the 50% CCE Interest.

(a)  From and after the date of this Agreement until the closing of the transactions contemplated by the CCE Acquisition Agreement, ETP shall undertake its commercially reasonable efforts to consummate the transactions contemplated by the CCE Acquisition Agreement.

(b)  From and after the closing of the transactions contemplated by the CCE Acquisition Agreement until Closing, ETP shall not cause or permit the 50% CCE Interest to be subject to any Encumbrances.

Section 5.15  No-Hire/Non-Solicitation. For a period of twelve (12) months following the Closing Date, neither ETP, TPC nor any of their Affiliates shall, directly or indirectly, hire or solicit (with the exception of any general solicitation of employment through any general advertising medium in the ordinary course of business for employment as an employee or consultant), any employee of CCE or any of its Affiliates, unless such employee's employment is or has been terminated by CCE and its Affiliates.

Section 5.16  CCE Executive Committee. On or immediately prior to the Closing Date, ETP shall cause any members of the executive committee of CCE designated by ETP to have (a) agreed to the appointment of successor members to such executive committee as designated by CCE to take office upon the Closing and (b) submitted their resignations as members of such executive committee effective upon the Closing.

Section 5.17  Directors’ and Officers’ Indemnification. For a period of not less than six (6) years after the Closing Date, ETP shall cause the certificate of formation and limited liability company or other organizational documents of TPC to continue to include the same provisions concerning the exculpation, indemnification, advancement of expenses to and holding harmless of, all past and present employees, officers, agents, managers and directors of TPC for acts or omissions occurring at or prior to the Closing as are contained in such documents as of the date of execution of this Agreement, and ETP shall cause TPC to honor all such provisions, including making any indemnification payments and expense advancements thereunder. In the event that any indemnifiable claim is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses in respect of such claim shall continue to the extent currently permitted under TPC’s certificate of formation and limited liability company agreement or other organizational documents until such claim is disposed of or all orders in connection with such claim are fully satisfied. CCE agrees to submit any such claims for indemnification for acts or omissions that occurred at or prior to the Closing by any such person to any of its applicable directors’ and officers’ insurance policy covering the matters that give rise to any such claim and CCE shall use reasonable efforts to obtain such pre-closing insurance coverage on behalf of TPC, if available. CCE makes no representation or warranty with respect to the applicability, validity or adequacy of any directors’ and officers’ insurance policy covering the matters specified in this Section 5.17 and CCE shall not be responsible to ETP or any of its Affiliates for the failure of any insurer to pay under any such directors’ and officers’ insurance policy.

Section 5.18  TPC Notes. If any of TPC’s $270,000,000 5.39% Senior Unsecured Notes due November 17, 2014 or $250,000,000 5.54% Senior Unsecured Notes due November 17, 2016 are required to be prepaid in accordance with the terms of the TPC Note Purchase Agreement due to a Change of Control (as defined therein) of TPC (as a result of either the transactions contemplated by this Agreement or the CCE Acquisition Agreement), ETP shall use its commercially reasonable best efforts to facilitate TPC’s refinancing of such notes (with the cooperation of CCE) and ETP shall bear all costs and expenses (including legal fees) associated with (i) any consent solicitation for amendments to, or waivers under, the TPC Note Purchase Agreement and (ii) any credit facility, bond offering or other financing transaction that is effected to raise funds for the repayment of such notes.

ARTICLE VI
CONDITIONS

Section 6.1  Mutual Conditions to the Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a)  All waiting periods applicable to the transactions contemplated by this Agreement under any applicable law shall have expired or been terminated, and all filings required by law to be made prior to Closing by CCE or ETP with, and all consents, approvals and authorizations required by law to be obtained prior to Closing by CCE or by ETP from, any Governmental Authority under any law in order to consummate the transactions contemplated by this Agreement shall have been made or obtained (as the case may be), except where the failure to make such filings, or to obtain any such authorizations, individually or in the aggregate, would not have a Material Adverse Effect; provided, however, if any consent, approval or authorization from any Governmental Authority the absence of which would not have a Material Adverse Effect is not obtained prior to or at the Closing and, as a result, the transfer of one or more assets, rights or interests is prevented at the Closing, from and after the Closing, CCE and ETP shall continue to use their commercially reasonable efforts to obtain such requisite consent, approval or authorization;

(b)  No court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action that has the effect of restraining or enjoining the consummation of the transactions contemplated hereby or imposing a Burdensome Condition; and

(c)  The FCC shall have granted its consent to the transfer of control contemplated by this Agreement.

Section 6.2  ETP’s Conditions to the Closing. The obligations of ETP to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a)  The representations and warranties of CCE contained in this Agreement (A) if subject to any limitations as to “materiality” or “Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) if not subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)  CCE and its Affiliates shall have made all deliveries required under Section 2.5;

(c)  CCE shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ETP shall have received a certificate to such effect executed by an officer of CCE;

(d)  ETP shall have received a properly executed statement of CCE dated as of the Closing Date and conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(e)  TPC shall have been fully and unconditionally released as a guarantor of any obligations of CCE or any of its Affiliates (other than TPC);

(f)  ETP shall have acquired the 50% CCE Interest pursuant to the CCE Acquisition Agreement;

(g)  CCE shall have made the cash distributions as specified in Section 5.1(c);

(h)  CCE and PEPL shall have executed and delivered to ETP the TPC Transition Services Agreement; and

(i)  all of the Existing TW Holdings Debt, including all unpaid interest and premiums, if any, shall have been repaid.

Section 6.3  CCE’s Conditions to the Closing. The obligations of CCE to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a)  The representations and warranties of ETP contained in this Agreement (A) if subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) if not subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of ETP to consummate the transactions contemplated by this Agreement;

(b)  ETP shall have made all deliveries required under Section 2.6;

(c)  ETP shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CCE shall have received a certificate to such effect executed by an officer of ETP;

(d)  CCE shall have received a properly executed statement of ETP dated as of the Closing Date and conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(e)  CCE shall have obtained all approvals, consents and releases that are listed in Section 6.3(e) of the CCE Disclosure Letter;

(f)  ETP shall have acquired the 50% CCE Interest pursuant to the CCE Acquisition Agreement; and

(g)  CCE shall have made the cash distributions as specified in Section 5.1(c);

ARTICLE VII
TERMINATION AND ABANDONMENT

Section 7.1  Termination. This Agreement may be terminated at any time prior to the Closing Date by:

(a)  mutual written consent of the parties;

(b)  by either ETP or CCE, upon written notice to the other parties, if the Closing shall not have occurred on or before February 1, 2007 (the “Initial Termination Date”); provided, however, that if on the Initial Termination Date the conditions to closing set forth in Section 6.1(a) and Section 6.1(b) shall not have been fulfilled but are reasonably capable of being fulfilled no later than March 1, 2007, then, if a written notice requesting an extension of the termination date has been delivered by either ETP to CCE, or by CCE to ETP, at any time during the ten business day period ending on the Initial Termination Date, the termination date shall be extended to March 1, 2007;

(c)  by either ETP or CCE upon written notice to the other party, if any of the mutual conditions to the Closing set forth in Section 6.1 shall have become incapable of fulfillment by February 1, 2007 or March 1, 2007, as the case may be, and shall not have been waived in writing by the other party;

(d)  by ETP, so long as ETP is not then in breach of its obligations under this Agreement, upon a breach of any covenant or agreement on the part of CCE set forth in this Agreement, or if any representation or warranty of CCE shall have been or become untrue, in each case such that the conditions set forth in Section 6.2 would not be satisfied; provided, however, that ETP may not terminate this Agreement if such breach or untruth is capable of being cured by CCE by not later than February 1, 2007 or March 1, 2007, as the case may be, through the exercise of its commercially reasonable efforts, so long as CCE continues to exercise such commercially reasonable efforts (until February 1, 2007 or March 1, 2007, as the case may be);

(e)  by CCE, so long as CCE is not then in breach of its obligations under this Agreement, upon a breach of any covenant or agreement on the part of ETP set forth in this Agreement, or if any representation or warranty of ETP shall have been or become untrue, in each case such that the conditions set forth in Section 6.3 would not be satisfied; provided, however, that CCE may not terminate this Agreement if such breach or untruth is capable of being cured by ETP by not later than February 1, 2007 or March 1, 2007, as the case may be, through the exercise of its commercially reasonable efforts, so long as ETP continues to exercise such commercially reasonable efforts (until February 1, 2007 or March 1, 2007, as the case may be); and

(f)  by either CCE or ETP if any Governmental Authority shall have issued an order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement or the CCE Acquisition Agreement and which order, decree, ruling or other action is not subject to appeal; unless failure to consummate closing because of such action by the Governmental Authority is due to the failure of the party seeking to terminate to have fulfilled its obligations under Section 5.3 and Section 5.4.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

Section 7.2  Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement (but not the Confidentiality Agreement) shall become void and of no effect with no liability on the part of any party (or any member, stockholder or representative of such party) to the other party hereto; provided, however, that, if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure of a party to perform a material covenant hereof or (iii) breach by a party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such willful failure or breach; and provided further, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of this Section 7.2 and Article IX shall survive any termination hereof.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

Section 8.1  Survival.

(a)  The representations and warranties provided for in this Agreement shall survive the Closing and remain in full force and effect until the twelve-month (12) anniversary of this Agreement; provided however, that the representations and warranties set forth in Section 3.2 (Authority Relative to this Agreement), Section 3.3 (TPC Interests), Section 3.19 (Brokerage and Finders’ Fees), Section 4.2 (Authority Relative to this Agreement), Section 4.3 (50% CCE Interests) and Section 4.8 (Brokerage and Finders’ Fees) shall survive indefinitely, the representations and warranties set forth in Section 3.16 (Tax Matters) shall survive for a period equal to the applicable statute of limitations for each Tax and taxable year, the representations and warranties set forth in Section 3.15 (Environmental Matters) shall survive until the second (2nd) anniversary of the Closing Date, and the representations and warranties set forth in Section 3.12 (Employee Matters) shall survive for a period equal to the applicable statutes of limitations with respect to the matters described therein. Each covenant and agreement of CCE and ETP contained in this Agreement that by its terms requires performance after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.

(b)  No Claim for damages or other relief of any kind (including a Claim for indemnification under Section 8.2 hereof) arising against an Indemnified Party out of or relating to this Agreement or the transactions contemplated hereby, whether sounding in contract, tort, breach of warranty, securities law, other statutory cause of action, deceptive trade practice, strict liability, product liability or other cause of action or theory of liability (except, in all cases Claims alleging fraud, intentional misrepresentation or intentional misconduct), may be brought unless suit thereon is filed, or a written notice describing the nature of that Claim, the theory of liability, the nature of the relief sought and the material factual assertions upon which the Claim is based is given to the other party, before the termination of the Survival Period.

(c)  The survival period of each representation or warranty as provided in this Section 8.1 is referred to herein as the “Survival Period.” Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive with respect to Damages which respect to which suit thereon is filed or of which notice describing the nature of that

Claim, the theory of liability, the nature of the relief sought and the material factual assertions upon which the Claim is based is given pursuant to this Agreement prior to the end of the Survival Period, until the matter is finally resolved and any related Damages are paid.

Section 8.2  Indemnification.

(a)  Subject to the limitations set forth in this Article VIII, subsequent to the Closing, CCE shall indemnify, defend, save and hold harmless, ETP, TPC, their respective successors and permitted assigns, and their shareholders, members, partners (general and limited), officers, directors, managers, trustees, incorporators, employees, agents, attorneys, consultants and representatives, and each of their heirs, executors, successors and assigns (collectively, the “ETP Indemnified Parties”), against and in respect of any and all Damages to the extent incurred by the ETP Indemnified Party arising out of, resulting from or incurred in connection with:

(i)  any breach or inaccuracy of any representation or warranty of CCE contained in this Agreement;

(ii)  any breach by CCE of any covenant or agreement contained in this Agreement; and

(iii)  any Third Party Claim against ETP arising out of or resulting from ETP’s indirect ownership interests in CrossCountry Citrus, LLC, Citrus Corp. or any Subsidiaries of Citrus Corp. other than for actions authorized, or intentional acts of omission, by ETP in its capacity as the Class B Member or by any Class B Executive Committee Member under, and as defined in, the CCE LLC Agreement.

(b)  Subject to the limitations set forth in this Article VIII, subsequent to the Closing, ETP shall indemnify, defend, save and hold harmless, CCE and its Affiliates, their respective successors and permitted assigns, and their shareholders, members, partners (general and limited), officers, directors, managers, trustees, incorporators, employees, agents, attorneys, consultants and representatives, and each of their heirs, executors, successors and assigns (collectively, the “CCE Indemnified Parties”) against and in respect of any and all Damages to the extent incurred by the CCE Indemnified Party arising out of, resulting from or incurred in connection with:

(i)  any breach or inaccuracy of any representation or warranty of ETP contained in this Agreement;

(ii)  any breach by ETP of any covenant or agreement contained in this Agreement; and

(iii)  any liability or obligation of TPC, whether arising before or after Closing, to the extent such liability or obligation (x) cannot be properly asserted against CCE under Section 8.2(a) or otherwise by ETP, except to the extent such liability or obligation cannot be properly asserted against CCE because of limitations under Section 8.2(d), and (y) do not arise as a result of any other obligation of CCE to any ETP Indemnified Party arising under this Agreement.

(c)  Any Person providing indemnification pursuant to the provisions of this Section 8.2 is referred to herein as an “Indemnifying Party,” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is referred to herein as an “Indemnified Party.”

(d)  CCE’s indemnification obligations contained in Section 8.2(a)(i) shall not apply to any Claim for Damages until the aggregate of all such Damages total $15,000,000 (the “Threshold Amount”), in which event CCE’s indemnity obligation contained in Section 8.2(a)(i) shall apply to all Claims for Damages in excess of the Threshold Amount, subject to a maximum liability to all Indemnified Parties, in the aggregate, of $75,000,000 (the “Cap Amount”) for all Claims under Section 8.2(a)(i) in the aggregate; provided, however, that the limitations set forth in this sentence shall not apply with respect to CCE’s indemnification obligations related to breaches of the representations and warranties contained in Section 3.2 (Authority Relative to this Agreement) or Section 3.3 (TPC Interests); and provided further that, notwithstanding anything in this Agreement to the contrary, claims for indemnification relating to the representations and warranties contained in Section 3.12(g) will not be subject to the Threshold Amount or the Cap Amount and shall be independently determined without regard to such limitations. Damages relating to any single breach or series of related breaches of CCE’s representations and warranties shall not constitute Damages, and therefore shall not be applied towards the Threshold Amount or be indemnifiable hereunder, unless such Damages relating to any single breach or series of related breaches exceed $300,000 (the “Minimum Claim Amount”).

(e)  ETP’s indemnification obligations contained in Section 8.2(b)(i) shall not apply to any Claim for Damages until the aggregate of all such Damages equals the Threshold Amount, in which event ETP’s indemnification obligation contained in Section 8.2(b)(i) shall apply to all Claims for Damages in excess of the Threshold Amount, subject to a maximum liability to all Indemnified Parties, in the aggregate, of the Cap Amount for all Claims under Section 8.2(b)(i) in the aggregate; provided, however, that the limitations set forth in this sentence shall not apply with respect to ETP’s indemnification obligations related to breaches of the representations and warranties contained in Section 4.2 (Authority Relative to this Agreement) or Section 4.3 (50% CCE Interests). Damages relating to any single breach or series of related breaches of ETP’s representations and warranties shall not constitute Damages, and therefore shall not be applied towards the Threshold Amount or be indemnifiable hereunder, unless such Damages relating to any single breach or series of related breaches exceeds the Minimum Claim Amount.

(f)  The indemnification obligations of each party hereto under this Section 8.2 shall inure to the benefit of the ETP Indemnified Parties and CCE Indemnified Parties, and such ETP Indemnified Parties and CCE Indemnified Parties will be obligated to keep and perform the obligations imposed on an Indemnified Party by this Section 8.2, on the same terms as are applicable to such other party.

(g)  In all cases in which a Person is entitled to be indemnified in accordance with this Agreement, such Indemnified Party shall be under a duty to take all commercially reasonable measures to mitigate all losses. Without limiting the foregoing, each Indemnified Party shall use its commercially reasonable efforts to collect any amount available under insurance coverage, or from any other Person alleged to be responsible, for any Damages for which an indemnity claim is being made; provided, however, that the reasonable costs incurred by the Indemnified Party in taking such measures shall be included in the amount of any Claim.

(h)  An Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same losses. If an Indemnified Party receives any amount under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(i)  All amounts paid by CCE or ETP, as the case may be, under this Article VIII shall be treated as adjustments to the property distributed by CCE to ETP in redemption of the 50% CCE Interest for all Tax purposes.

(j)  Notwithstanding any other provision in the Agreement to the contrary, this Section 8.2 shall not apply to any Claim of indemnification with respect to Tax matters. Claims for indemnification with respect to Tax matters shall be governed by Section 5.6.

(k)  For purposes of this Article VIII only, the existence of a breach of a representation or warranty in this Agreement and the calculation of Damages arising out of a breach of any representation or warranty in this Agreement shall be determined without giving effect to any exception or qualification of such representation or warranty as to the materiality of the breach thereof or the Material Adverse Effect on any Person of such breach.

Except as provided in Section 5.6 hereof, the provisions of this Article VIII shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any inaccuracy in any representation or the breach of any warranty made by ETP, on the one hand, or CCE, on the other hand, in this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an Action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement; provided further, that this exclusive remedy for Damages does not preclude a party from bringing an Action alleging fraud, intentional misrepresentation or intentional misconduct without reference to the provisions of this Article VIII.

Section 8.3  Calculation of Damages. The Damages suffered by any Indemnified Party shall be calculated after giving effect to the actual receipt of any available insurance proceeds paid directly to the Indemnified Party. In computing the amount of any insurance proceeds, such insurance proceeds shall be reduced by a reasonable estimate of the present value of future premium increases attributable to the payment of such Claim.

Section 8.4  Procedures for Third-Party Claims.

(a)  In the case of any Claim for indemnification arising from a Claim of a third party against an Indemnified Party arising under paragraph 8.2(a) or 8.2(b) as the case may be (a “Third-Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any Claim or demand of which such Indemnified Party has knowledge, and as to which it may request indemnification hereunder, specifying (to the extent known) the amount of such Claim and any relevant facts and circumstances relating thereto; provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances will not waive any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually materially prejudiced thereby. The Indemnifying Party shall have the right (and, if it elects to exercise such right, to do so by written notice within thirty (30) days after receiving notice from the Indemnified Party) to defend and to direct the defense against any such Third-Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, unless (i) the Indemnifying Party shall not have taken any action to defend such Third-Party Claim within such thirty (30) day period, or (ii) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third-Party Claim. Notwithstanding anything in this Agreement to the contrary (other than the last sentence of this Section 8.4(a)), the Indemnified Party, at the expense of the Indemnifying Party (which shall include only reasonable out-of-pocket expenses actually incurred), shall cooperate with the Indemnifying Party and keep the Indemnifying Party fully informed in the defense of such Third-Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel employed at its own expense; provided, however, that in the case of any Third-Party Claim (A) described in clause (ii) above, or (B) as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third-Party Claim within such thirty-day (30-day) period, or (C) that involves assertion of criminal liability on the Indemnified Party, or (D) seeks to force the Indemnified Party to take (or prevent the Indemnified Party from taking) any action, then in each such case the Indemnified Party shall have the right, but not the obligation, to conduct and control the defense thereof for the account of, and at the risk of, the Indemnifying Party, and the reasonable fees and disbursements of such Indemnified Party’s counsel shall be at the expense of the Indemnifying Party. Except as provided in the last sentence of Section 8.4(b), the Indemnifying Party shall have no indemnification obligations with respect to any Third-Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)  The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) such settlement or judgment relates solely to monetary damages, and (ii) prior to consenting to such settlement or such entry of judgment, the Indemnifying Party delivers to the Indemnified Party a writing (in form reasonably acceptable to the Indemnified Party) which unconditionally provides that, subject to the provisions of Section 8.2(d) or Section 8.2(e), as appropriate, relating to the Minimum Claim Amount, the Threshold Amount and the Cap Amount, the Damages represented thereby are the responsibility of the Indemnifying Party pursuant to the terms of this Agreement and that, subject to the provisions of the Threshold Amount, the Indemnifying Party shall pay all Damages associated therewith in accordance with the terms of this Agreement. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (x) commits the Indemnified Party to take, or to forbear to take, any action or (y) involves a reasonable likelihood of an imposition of criminal liability on the Indemnified Party, or (z) does not provide for a complete release by such third party of the Indemnified Party. With the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, the Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other nonmonetary relief against the Indemnified Party or involves a reasonable likelihood of an imposition of criminal liability on the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 8.4.

Section 8.5  Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a Claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such Claim and any relevant facts and circumstances relating thereto, and such notice shall be promptly given even if the nature or extent of the Damages is not then known. The notification shall be subsequently supplemented within a reasonable time as additional information regarding the Claim or the nature or extent of Damages resulting therefrom becomes available to the Indemnified Party. Any failure to give such prompt notice or supplement thereto or to provide any such facts and circumstances will not waive any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually materially prejudiced thereby. The Indemnified Party and the Indemnifying Party shall negotiate in good faith for a thirty-day (30-day) period regarding the resolution of any disputed Claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party, subject to the limitations of the Minimum Claim Amount, Threshold Amount and the Cap Amount, shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1  Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, respectively; and (e) “including,” shall mean “including, but not limited to.” Unless otherwise expressly provided, any agreement, instrument, law or regulation defined or referred to herein means such agreement, instrument, law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of a law or regulation) by succession of comparable successor law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

Section 9.2  Disclosure Letter. The CCE Disclosure Letter is incorporated into this Agreement by reference and made a part hereof.

Section 9.3  Payments. All payments set forth in this Agreement and Exhibits are in United States Dollars. Such payments shall be made by wire transfer of immediately available funds or by such other means as the parties to such payment shall designate.

Section 9.4  Expenses. Except as expressly set forth in Section 7.2 and in this Section 9.4, or as agreed upon in writing by the parties, whether or not the transactions contemplated hereby are consummated, each party shall bear its own costs, fees and expenses, including the expenses of its Representatives, incurred by such party in connection with this Agreement and the Related Agreements and the transaction contemplated hereby and thereby; provided, however, that CCE shall be solely responsible for all legal, accounting and other fees, costs and expenses incurred by CCE, and TPC in connection with the negotiation, execution and closing of this Agreement.

Section 9.5  Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law).

Section 9.6  Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that without the prior written consent of the other party, each party shall have the right to assign its rights and obligations under this Agreement to any third party successor to all or substantially all of its entire business. This Agreement shall be binding upon and, subject to the terms of the foregoing sentence, inure to the benefit of the parties hereto and their successors, legal representatives and assigns.

Section 9.7  Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, will be deemed to have been duly given only if delivered personally or by facsimile transmission (with confirmation of receipt) or by an internationally-recognized express courier service or by mail (first class, postage prepaid) to the parties at the following addresses or telephone or facsimile numbers and will be deemed effective upon delivery; provided, however, that any communication by facsimile shall be confirmed by an internationally-recognized express courier service or regular mail.

(i)  If to CCE:

c/o Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attention: Julie H. Edwards,
SVP and CFO
Facsimile: (713) 989-1166

With a required copy (which shall not constitute notice to CCE) to:

Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attention: Monica M. Gaudiosi,
SVP and Associate General Counsel
Facsimile: (713) 989-1213

And a required copy (which shall not constitute notice to CCE) to:

Fleischman and Walsh, L.L.P.
1919 Pennsylvania Avenue, NW, Suite 600
Washington, DC 20006
Attention: Seth M. Warner
Facsimile: (202) 265-5706

(ii)  If to ETP:

Energy Transfer Partners, L.P.
8801 South Yale Avenue
Tulsa, Oklahoma 74137
Attention: Robert A. Burk
Vice President and General Counsel
Facsimile: (918) 493-7290

And a required copy (which shall not constitute notice to ETP) to:

Vinson & Elkins L.L.P.
1001 Fannin Street
2300 First City Tower
Houston, Texas 77002
Attention: Thomas P. Mason, Esq.
Telephone: (713) 758-4539
Facsimile: (713) 615-5320

or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor.

Section 9.8  Consent to Jurisdiction. Each party shall maintain at all times a duly appointed agent in the State of New York, which may be changed upon ten (10) Business Days’ notice to the other party, for the service of any process or summons in connection with any issue, litigation, action or proceeding brought in any such court. Any such process or summons may also be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in Section 9.7. Each party hereby irrevocably consents to the exclusive personal jurisdiction and venue of any New York State court located in the Borough of Manhattan or to any United States Federal court of competent jurisdiction located in the Southern District of the State of New York, in any action, Claim or proceeding arising out of or in connection with this Agreement and agrees not to commence or prosecute any action, Claim or proceeding in any other court. Each of the parties hereby expressly and irrevocably waives and agrees not to assert the defense of lack of personal jurisdiction, forum non conveniens or any similar defense with respect to the maintenance of any such action or proceeding in New York.

Section 9.9  No Right of Setoff. Neither party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever against any amounts such Persons may owe to the other party hereto or any of its Affiliates any amounts owed by such Persons to the other party or its Affiliates.

Section 9.10  Time is of the Essence. Time is of the essence in the performance of the provisions of this Agreement.

Section 9.11  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, subject to the limitations set forth in Section 7.2 of this Agreement.

Section 9.12  Entire Agreement. This Agreement, together with the CCE Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter herein and supersede all previous agreements, whether written or oral, relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement. In case of any material conflict between any provision of this Agreement and any other such document, this Agreement shall take precedence.

Section 9.13  Third Party Beneficiaries. Except as expressly provided in Article VIII hereof, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any party or any of their affiliates. Except as expressly provided in Article VIII hereof, no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any Liability (or otherwise) against either party hereto.

Section 9.14  Counterparts. This Agreement may be executed in two or more counterparts, which, when executed, shall be deemed to be an original and which together shall constitute one and the same document.

Section 9.15  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,

(iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.16  Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 9.17  Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 9.18  Amendment. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of each party.

IN WITNESS WHEREOF, CCE and ETP, by their duly authorized officers, have executed this Agreement as of the date first written above.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:/s/ KELCY WARREN
Name:  Kelcy Warren
Title:  Co-Chief Executive Officer

CCE HOLDINGS, LLC

By: /s/ DREW FOSSUM
Name:  Drew Fossum
Title:  Senior Vice President & Chief Legal Officer

Signature Page to Redemption Agreement